Exhibit 2.1

Confidential

AGREEMENT AND PLAN OF MERGER

by and among

DIFFUSION PHARMACEUTICALS INC.,

DAWN MERGER SUB INC.,

and

EIP PHARMA, INC.

Dated as of March 30, 2023

THIS FORM OF AGREEMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIAL DISCLOSURE AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF (OR ITS AFFILIATE) WITH RESPECT TO THE SUBJECT MATTER HEREOF. THIS FORM OF AGREEMENT IS NOT INTENDED TO CREATE, NOR WILL IT CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE UNLESS AND UNTIL IT IS EXECUTED AND DELIVERED BY ALL PARTIES. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY AND ALL PROPOSALS MADE WITH REGARD TO THE POTENTIAL TRANSACTION, AND TO TERMINATE DISCUSSIONS AND NEGOTIATIONS AT ANY TIME, IN SUCH PARTY’S OR ITS AFFILIATES’ SOLE AND ABSOLUTE DISCRETION AND WITHOUT GIVING ANY REASON THEREFOR.

Article I CERTAIN GOVERNANCE MATTERS

i

(Continued)

(Continued)

(Continued)

(Continued)

EXHIBITS

Exhibit A	–	Form of Company Stockholder Support Agreement
Exhibit B	–	Form of Parent Stockholder Support Agreement
Exhibit C	–	Form of Lock-Up Agreement
Exhibit D	–	Directors and Officers
Exhibit E	–	Form of Letter of Transmittal

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as it may be amended, restated, supplemented or otherwise modified from to time in accordance with the term hereof, this “Agreement”), dated as of March 30, 2023 by and among Diffusion Pharmaceuticals Inc., a Delaware corporation (“Parent”), Dawn Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and EIP Pharma, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each a “Party” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), and upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, (b) deemed it fair to, advisable and in the best interests of, the Company and its stockholders to enter into this Agreement, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company, in each case, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and, in the case of the Parent Board, the Parent Stockholder Matters, (b) in the case of the Merger Sub Board, deemed it fair to, advisable and in the best interests of, Parent, in its capacity as the sole stockholder of Merger Sub, to enter into this Agreement, and (c) in the case of the Merger Sub Board, resolved to recommend adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, in each case, in accordance with the DGCL;

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) approve the Parent Stockholder Matters and such other actions as contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section A-1 of the Company Disclosure Letter (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit A (the “Company Stockholder Support Agreement”), pursuant to which each such Person has, subject to the terms and conditions set forth therein, (i) agreed to vote all of such Person’s shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the transactions contemplated by this Agreement, including the Merger, and against any competing proposals and (ii) certified that such Person is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D promulgated under the Securities Act;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed on Section A-1 of the Parent Disclosure Letter (solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Common Stock in favor of the Parent Stockholder Matters;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, the Persons listed on Section A-2 of the Company Disclosure Letter and Section A-2 of the Parent Disclosure Letter (solely in their capacity as stockholders) are executing lock-up agreements in favor of Parent in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreements”);

WHEREAS, it is expected that within one (1) Business Day after the date of this Agreement, the holders of shares of Company Capital Stock (each of which holders is an Accredited Holder) sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s Organizational Documents will execute and deliver an action by written consent adopting this Agreement in a form reasonably acceptable to Parent, in order to obtain the Company Stockholder Approval (a “Company Stockholder Written Consent);

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger will qualify as a “reorganization” pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and the regulations promulgated thereunder (the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
CERTAIN GOVERNANCE MATTERS

Section 1.1    Parent Governance Matters.

(a)   Parent Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by applicable Law and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to “CervoMed Inc.”, (ii) effect the Parent Reverse Split (to the extent Parent and the Company mutually agree is applicable and necessary to meet the requirements, if any, for the Nasdaq Listing Application), and (iii) make such other changes as shall be mutually agreed upon by Parent and the Company prior to filing such amendment.

(b)   Parent Directors and Officers. Unless otherwise agreed by Parent and the Company in writing prior to the Effective Time, the Parties shall take all necessary action to cause: (i) the Parent Board effective as of the Effective Time to be comprised of the individuals as set forth in Section 6.19 and (ii) the individuals as set forth in Section 6.19 to be appointed as the officers of Parent, each to hold office in accordance with the Organizational Documents of Parent until the earlier of his or her death, resignation, disqualification or removal or until their respective successors are duly elected or appointed and qualified.

Section 1.2    Surviving Corporation Governance Matters.

(a)    Surviving Corporation Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub (as in effect immediately prior to the Effective Time) shall be the certificate of incorporation of Surviving Corporation (except that the name of Surviving Corporation shall be changed to “CervoMed Inc.”), until thereafter amended as provided by such certificate of incorporation or applicable Law.

(b)   Surviving Corporation Bylaws. At the Effective Time, the bylaws of Merger Sub (as in effect immediately prior to the Effective Time) shall be the bylaws of Surviving Corporation (except that the name of Surviving Corporation shall be changed to “EIP Pharma, Inc.”), until thereafter amended as provided by such bylaws or applicable Law.

(c)   Surviving Corporation Directors and Officers. Unless otherwise agreed by Parent and the Company in writing prior to the Effective Time, the Parties shall take all necessary action to cause: (i) the board of directors of Surviving Corporation effective as of the Effective Time to be comprised of the individuals as set forth in Section 6.19 and (ii) the individuals as set forth in Section 6.19 to be appointed as the officers of Surviving Corporation, each to hold office in accordance with the Organizational Documents of Surviving Corporation until the earlier of his or her death, resignation, disqualification or removal or until their respective successors are duly elected or appointed and qualified.

ARTICLE II
THE MERGER

Section 2.1    Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. For federal income tax purposes, it is intended that the Merger be treated as a “reorganization” pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

Section 2.2    Closing. Unless this Agreement has been terminated pursuant to, and in accordance with, Section 8.1, the closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents at 10:00 a.m., Eastern time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3    Effective Time. Prior to the Closing, the Company shall have delivered to Parent a duly executed certificate of merger (the “Certificate of Merger”) with respect to the Merger. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Parent shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall mutually agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4   Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE PROCEDURES

Section 3.1    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Parent, Merger Sub or the Company:

(a)    Subject to Section 3.3(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time but after giving effect to the Preferred Stock Conversion and Note Conversion (excluding any Excluded Shares or Dissenting Shares) shall thereupon be converted into and become exchangeable for solely the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), in each case to be issued or paid in accordance with Section 3.3, without interest.

(b)    (i) each share of Company Capital Stock (other than Company Common Stock) and (ii) each share Company Capital Stock held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d)    The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split (including the Parent Reverse Split (to the extent Parent and the Company mutually agree is applicable and necessary to meet the requirements, if any, for the Nasdaq Listing Application) to the extent such split has not been previously taken into account in calculating the Exchange Ratio), stock dividend or distribution of securities convertible into Company Capital Stock or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, however, that nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e)    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company that does not lapse prior to the Effective Time, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(f)    Prior to the Effective Time, the Company shall take all action in accordance with the Company’s Organizational Documents and the DGCL necessary to convert the outstanding shares of Company Preferred Stock into the applicable number of shares of Company Common Stock in accordance with the “Conversion Price” calculated in accordance with the Company’s Certificate of Incorporation such that (i) no shares of Company Preferred Stock will be issued and outstanding after giving effect to such conversion (such conversion, the “Preferred Stock Conversion”), and (ii) none of the Company, Parent or any of their respective Affiliates shall have any Liabilities in respect of such shares of Company Preferred Stock following the Preferred Stock Conversion. Prior to the Preferred Stock Conversion (and in any event no later than five (5) Business Days prior to the Closing Date), the Company shall provide Parent with true and complete drafts of all documentation pursuant to which the Company proposes to effect the Preferred Stock Conversion. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such documentation before any such document is executed or filed with the Delaware Secretary of State, as applicable, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent with true and complete copies of all final documentation to effect the Preferred Stock Conversion prior to the Preferred Stock Conversion.

(g)    Prior to the Effective Time, the Company shall take all action in accordance with the Company Convertible Notes necessary to convert the Company Convertible Notes into the applicable number of shares of Company Common Stock in accordance with the terms of the Company Convertible Notes such that (i) no Company Convertible Notes (or any liabilities or obligations thereunder) will be outstanding after giving effect to such conversion (such conversion, the “Notes Conversion”), and (ii) none of the Company, Parent or any of their respective Affiliates shall have any liabilities or obligations in respect of such Company Convertible Notes following the Notes Conversion. Prior to the Notes Conversion (and in any event no later than ten (10) Business Days prior to the Closing Date), the Company shall provide Parent with true and complete drafts of all documentation, if any, pursuant to which the Company proposes to effect the Notes Conversion. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such documentation before any such document is executed, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent with true and complete copies of all final documentation, if any, to effect the Notes Conversion prior to the Notes Conversion.

Section 3.2    Treatment of Company Options and Company Warrants.

(a)    At the Effective Time, each option to acquire Company Common Stock (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time under the Company Equity Plan or otherwise, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of the Agreement) of the Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, each Company Option shall become an option to purchase a number of shares of Parent Common Stock determined by multiplying (i) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; at an exercise price per share determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; provided, however, that such conversion shall in all events occur in a manner satisfying the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulation Section 1.424-1. Except as specifically provided in this Section 3.2, following the Effective Time, each Company Option shall, if applicable, continue to be governed by the same terms and conditions as set forth in the Company Equity Plan and any agreement thereunder as were applicable immediately prior to the Effective Time; provided, however, that to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 3.2(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time. In addition to the foregoing, Parent shall assume the Company Equity Plan, and the number and kind of shares available for issuance under the Company Equity Plan shall be converted into shares of Parent Common Stock in accordance with the adjustment provisions of the Company Equity Plan.

(b)    After the Effective Time and as soon as practicable after all requisite financial statements have been filed with the SEC, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock that are either (i) issuable with respect to Company Options assumed by Parent in accordance with Section 3.2(a) or (ii) reserved for future grants under the Company Equity Plan.

(c)    At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, if any, shall be converted into and become a warrant to purchase Parent Common Stock and Parent shall assume each such Company Warrant in accordance with its terms as adjusted by the Exchange Ratio as provided in this Section 3.2(c). All rights with respect to Company Capital Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, each Company Warrant shall become a warrant to purchase a number of shares of Parent Common Stock, determined by multiplying (i) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; at an exercise price per share determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Except as specifically provided in this Section 3.2, following the Effective Time, each Company Warrant shall, if applicable, continue to be governed by the same terms and conditions as set forth in the Company Warrant as were applicable immediately prior to the Effective Time, and such Company Warrant shall be subject to adjustment as appropriate to reflect any stock split, division, or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.

(d)    Prior to the Effective Time, each of Parent and the Company shall take all action necessary (under the Company Equity Plan, Company Warrants and otherwise) to assume the Company Equity Plan by Parent and effectuate the provisions of this Section 3.2. The Company shall ensure that, as of the Effective Time, no holder of a Company Option (or former holder of any such equity awards) or Company Warrant or a participant in the Company Equity Plan shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their respective Subsidiaries, or any other equity interest therein (including “phantom” stock or stock appreciation rights). As soon as practicable, following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Option or Company Warrant, to the extent applicable, informing such holder of the effect of the transactions contemplated by this Agreement on the Company Options or Company Warrants, as applicable.

Section 3.3    Exchange and Payment.

(a)    Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank, transfer agent or trust company mutually agreed to by Parent and the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 3.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f). All shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b)    As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to furnish to each holder of record of shares of Company Common Stock outstanding as of immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration (the “Applicable Company Shares”), (i) a form of letter of transmittal in substantially the form attached as Exhibit E hereto (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of any certificates (each, a “Certificate”) or uncertificated shares of Company Common Stock that immediately prior to the Effective Time represented Applicable Company Shares, in exchange for (A) the Merger Consideration, (B) any dividends or other distributions payable pursuant to Section 3.3(d), and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f). Upon the delivery to the Exchange Agent of such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, together with any Certificates or other reasonable evidence of ownership of uncertificated Company Common Stock applicable to any Applicable Company Shares covered by such Letter of Transmittal, and such other documents as the Exchange Agent may reasonably require, such holder shall be entitled to receive in exchange for such Applicable Company Shares (A) that number of whole shares of Parent Common Stock to which such holder shall have become entitled pursuant to Section 3.1(a) (which shall be in uncertificated, book-entry form), (B) any dividends or other distributions payable pursuant to Section 3.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), and any and all Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to such holders of Applicable Company Shares. Until surrendered in accordance with this Section 3.3, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f).

(c)    If payment of the Merger Consideration is to be made to a Person other than the Person in whose name an Applicable Company Share is registered, it shall be a condition of payment that (i) any Certificate that immediately prior to the Effective Time represented such Applicable Company Share shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) such Applicable Company Share shall have been properly transferred and the Person requesting such payment shall have paid (or caused to be paid) any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the holder of record of such Applicable Company Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)    No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Applicable Company Share with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.3(f), in each case until the holder thereof shall comply with the delivery requirements set forth in this Article III. Following such compliance, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(f) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e)    The Merger Consideration, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f) issued and paid upon the surrender for exchange of Applicable Company Shares in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or held in book-entry form. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Applicable Company Shares held in book-entry form, such Certificates or book-entry shares shall be cancelled and exchanged as provided in this Article III.

(f)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Applicable Company Shares held in book-entry form, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 3.1(a) by (ii)  the volume weighted average price as of the close of trading of each share of Parent Common Stock traded on Nasdaq for the ten (10) consecutive trading days ending at the close of business ending on the second (2nd) trading day prior to the Closing Date.

(g)    Any portion of the Exchange Fund that remains undistributed to the holders of Applicable Company Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Applicable Company Shares shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f) (subject to abandoned property, escheat or other similar laws), without interest.

(h)    None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Applicable Company Shares shall not have been exchanged prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock pursuant to this Article III) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(j)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f).

Section 3.4    Withholding Rights. Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and any of their Affiliates (each, a “Payor”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Capital Stock, Company Options, Company Warrants or Company Convertible Notes or otherwise pursuant to this Agreement such amounts as the applicable Payor determines it is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made; provided, however, that, other than in respect of any withholding arising as a result of (i) the failure of the Company to deliver the certificate contemplated by Section 6.16 or (ii) the failure of any holder of shares of Company Capital Stock, Company Options, Company Warrants or Company Convertible Notes to deliver an IRS Form W-9 or Form W-8, as applicable, before making any such deduction or withholding, the applicable Payor shall use commercially reasonable efforts to provide to the Company notice of such Payor’s intention to make such deduction or withholding and such notice shall include in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding and shall be given at least a commercially reasonable period of time before such deduction or withholding is required in order for the Company to obtain reduction or relief from the applicable Governmental Entity. The Parties shall cooperate with each other to the extent reasonable to obtain a reduction of or relief from such deduction or withholding. For the avoidance of doubt, Parent may deduct or withhold in accordance with this Section 3.4 by reducing the number of shares of Parent Common Stock or options to purchase shares of Parent Common Stock, as applicable, issuable to each recipient under Section 3.1 or Section 3.2 by the number of shares of Parent Common Stock or options to purchase Parent Common Stock, as applicable, having a fair market value on the Effective Time equal to the amount of Taxes required to be withheld with respect to the issuance of such shares or options, as applicable, to the recipient (as determined by Parent, the Surviving Corporation or the Exchange Agent). For this purpose, “fair market value” shall be determined with reference to the closing price of shares of Parent Common Stock on Nasdaq on the date immediately prior to the Closing Date.

Section 3.5    Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Capital Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a), without interest. The Company shall give Parent (a) prompt written notice of any demands received by the Company for appraisal of any shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and any material correspondence received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands.

Section 3.6    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that each representation and warranty in Article IV is subject to (a) any exceptions and disclosures set forth in the section or subsection of the Company Disclosure Letter corresponding to the particular section or subsection of Article IV in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Company Disclosure Letter by reference to another section or subsection of the Company Disclosure Letter; and (c) any exceptions or disclosures set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty), the Company represents and warrants to Parent as follows:

Section 4.1    Organization, Standing and Power.

(a)    The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, (3) any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of such epidemic, pandemic or disease outbreak or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (4) changes in applicable Law or GAAP, or the interpretation or enforcement thereof after the date of this Agreement, (5) the public announcement of this Agreement or the pendency of this Agreement, (6) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (7) any specific action taken (or omitted to be taken) by the Company or any of its Subsidiaries at or with the express written direction or written consent of Parent (other than any such action or omission required by this Agreement); provided, that, with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

(b)    The Company has previously made available to Parent true and complete copies of the Company’s Organizational Documents and the Organizational Documents of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

Section 4.2    Capital Stock.

(a)   The authorized capital stock of the Company consists of 36,000,000 shares of Company Common Stock and 28,941,797 shares of Company Preferred Stock. As of the close of business on March 29, 2023 (the “Measurement Date”), (a) (i) 4,501,652 shares of Company Common Stock and (ii) (A) 17,033,883 shares of Company Preferred Stock designated in the Company’s Certificate of Incorporation as “Series A-1 Preferred Stock” (“Series A-1 Preferred Stock”), (B) 2,916,686 shares of Company Preferred Stock designated in the Company’s Certificate of Incorporation as “Series A-2 Preferred Stock” (“Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”) and (C) 8,991,228 shares of Company Preferred Stock designated in the Company’s Certificate of Incorporation as “Series B Preferred Stock” (“Series B Preferred Stock”), were issued and outstanding, (b) 995,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Options and (c) 440,000 shares of Company Common Stock were reserved for issuance and ungranted under the Company Equity Plan, (d) 378,982 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants and (e) no shares of Company Common Stock were reserved for issuance upon conversion of the Company Convertible Notes. Prior to the Effective Time and after giving effect to the Preferred Stock Conversion, no shares of Company Preferred Stock will be issued or outstanding. All outstanding shares of Company Capital Stock are, and all shares of Company Common Stock reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. All shares of Company Capital Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in material compliance with all applicable securities Laws and other applicable Laws and all requirements set forth in applicable Contracts. Other than the Company Options, the Company has not granted any equity or equity-based awards under the Company Equity Plan, including any “Stock Grants” or “Other Stock-Based Awards” (each as defined under the Company Equity Plan). Except for the Company Convertible Notes described in Section 4.2(b), neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth in this Section 4.2 and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Options or Company Warrants or the conversion of Company Convertible Notes, in each case described in Section 4.2(b), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” equity rights, restricted equity, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, (v) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (iv) or (vi) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities (other than under Company Warrants). Except for the Company Equity Plan, Company Options, and Company Warrants set forth in Section 4.2(b) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any shares of Company Capital Stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b)    Section 4.2(b)(i) of the Company Disclosure Letter sets forth a true and complete list of all stockholders of the Company, as of the close of business on the Measurement Date, indicating as applicable, with respect to each such stockholder the number and class and series of shares of Company Capital Stock held by such stockholder and, with respect to the shares of Company Preferred Stock, the applicable conversion price thereon. Section 4.2(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Company Options, indicating as applicable, with respect to each such Company Option, the type of award granted (including whether it is intended to be an “incentive stock option” under Section 422 of the Code), the number of shares of Company Common Stock subject to such Company Option, the exercise or purchase price, vesting schedule, and expiration date thereof, and whether (and to what extent) the vesting of such Company Option will be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement. Section 4.2(b)(iii) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Company Warrants, indicating as applicable, with respect to each such Company Warrant, the number of shares of Company Common Stock subject to such Company Warrant, the exercise or purchase price, and expiration date thereof, and whether (and to what extent) any exercise or conversion of such Company Warrant will be required by the consummation of the Merger and the other transactions contemplated by this Agreement. Section 4.2(b)(iv) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Company Convertible Notes, indicating as applicable, with respect to each such Company Convertible Note, the number of shares of Company Common Stock subject to such Company Convertible Note, the conversion price, and expiration date thereof, and whether (and to what extent) any conversion of such Company Convertible Note will be required by the consummation of the Merger and the other transactions contemplated by this Agreement. The Company has delivered or made available to Parent a true, correct and complete copy of each Company Option, Company Warrant and Company Convertible Note. The Company has delivered or made available to Parent a true, correct and complete copy of the Company Equity Plan and the form of award agreement with respect to each Company Option. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity or equity-based compensation plan or arrangement other than the Company Equity Plan. The Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan. All grants of Company Options were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Law and recorded on the Company Financial Statements in accordance with GAAP.

Section 4.3    Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and equity interests or other voting securities of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and equity interests or other voting securities of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Liens of the Company and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any share of capital stock, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. The Company does not have any outstanding equity appreciation rights, phantom equity or other equity equivalents or equity-based awards or rights that are valued in whole or in part with respect to any Subsidiary of the Company.

Section 4.4    Authority.

(a)    The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject to (i) the adoption of this Agreement by the Requisite Stockholder Vote and (ii) the approval of the Preferred Stock Conversion by the Requisite Preferred Vote, each in accordance with the Company’s Organizational Documents and the DGCL (clauses (i) and (ii), the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity) (the “Enforceability Exceptions”).

(b)    The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions: (i) approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) deeming it fair to, advisable and in the best interests of the Company and its stockholders, to enter into this Agreement, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and (iv)  recommending that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger and the Preferred Stock Conversion (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)    Each of the signatories to the Company Stockholder Written Consent, when delivered to Parent pursuant to Section 6.5, is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D promulgated under the Securities Act.

(d)    The Company Stockholder Approval obtained through the Company Stockholder Written Consent pursuant to Section 6.5 is the only vote of the holders of any class or series of the Company’s shares of capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Preferred Stock Conversion).

Section 4.5    No Conflict; Consents and Approvals.

(a)    The, execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to, any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company’s Organizational Documents or the Organizational Documents of any Subsidiary of the Company, (ii) any Company Material Contract or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any Law or any rule or regulation of Nasdaq applicable to the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries, or any of their respective properties or assets, may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, would not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)    No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or compliance with the provisions hereof, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and (ii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.6    Financial Statements.

(a)    Section 4.6 of the Company Disclosure Letter includes true and complete copies of the following financial statements (such financial statements, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operation, comprehensive loss, members’ equity and cash flows for the fiscal year or relevant period ended December 31, 2020 and December 31, 2021, respectively, together with all of the related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors, and (ii) the unaudited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2022 and the related unaudited consolidated statements of operation, comprehensive loss, members’ equity and cash flows for the fiscal year or relevant period ended December 31, 2022, together with all of the related notes and schedules thereto, if any.

(b)    The Company and each of its Subsidiaries maintains a system of internal control over financial reporting designed to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements in conformity with GAAP and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, and (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)    Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any manager or executive officer (or equivalent) of the Company.

(d)    The Company Financial Statements (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended, in accordance with GAAP, except as disclosed therein.

(e)    Since January 1, 2020, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, or auditor, of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(f)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

(g)    As of the date of this Agreement, the consolidated Indebtedness for borrowed money of the Company and its Subsidiaries is $11,459,735.

Section 4.7    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due of a nature that would be required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically disclosed, reflected, accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 included in the Company Disclosure Letter, or (b) (i) incurred in the ordinary course of business consistent with past practice since December 31, 2022 that are not material to the Company and its Subsidiaries, taken as a whole, (ii) resulting from performance by the Company or its Subsidiaries required under a Contract made available to Parent prior to the date of this Agreement or entered into after the date of this Agreement in compliance with covenants set forth in Section 6.1(a) (other than as a result of a breach or violation by the Company or its Subsidiaries), or (iii) incurred in connection with the transactions contemplated by this Agreement.

Section 4.8    Certain Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at the time of any amendment or supplement thereto and at the time the Registration Statement (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.9    Absence of Certain Changes or Events. Since December 31, 2022 through the date of this Agreement: (a) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action, that if taken after the date of this Agreement, would constitute a breach of any covenants set forth in Sections 6.1(a).

Section 4.10    Litigation. There is no legal, administrative, arbitral, or other proceeding, suit, action, investigation, arbitration, written claim, audit, hearing, written charge, complaint, indictment, litigation, or examination (each, an “Action”) pending or threatened in writing against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, that (a) if adversely determined, individually or in the aggregate, would reasonably be likely to result in material liability to the Company and its Subsidiaries, taken as a whole, or (b) seeks material injunctive or other material non-monetary relief. None of the Company, any of its Subsidiaries, or any of their respective properties or assets, is subject to any material outstanding Order. As of the date of this Agreement, there is no Action pending or threatened in writing seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement. There are no internal investigations or internal inquiries that, since January 1, 2020, have been conducted or are being conducted by or at the direction of the Company Board (or any committee thereof) regarding any material accounting practices of the Company or any of its Subsidiaries. For the avoidance of doubt, this Section 4.10 shall not apply to Taxes or the Company Plans.

Section 4.11    Compliance with Laws. The Company and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of the Company or any of its Subsidiaries has received, since January 1, 2020, a written notice or other written communication alleging or relating to a potential material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, applications, approvals, authorizations, registrations, formulary listings, consents, operating certificates, franchises, Orders and approvals granted by any Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, including, as applicable, all Permits for the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its Products or Product candidates. There has occurred no material violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated by this Agreement. No Action is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

Section 4.12    Regulatory Matters.

(a)    The Company’s and its Subsidiaries’ Product candidates are being and have been developed, tested, manufactured, packaged, labeled, stored, imported, and exported in compliance in all material respects with all applicable Laws, including, but not limited to (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations, such as regulations relating to good laboratory practice, good clinical practice, and good manufacturing practice, (ii) applicable sections of the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations; the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), (iii) any other applicable Laws governing research, development, investigational use, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, or export of investigational drug products (collectively, “Regulatory Laws”), as well as (iv) any applicable Permits of the Company or any of its Subsidiaries, including but not limited to investigational new drug applications or their national or foreign equivalents. All such Company Permits are in full force and effect, and to the Knowledge of the Company, no Governmental Entity has threatened to limit, suspend or revoke any Company Permit.

(b)    Neither the Company nor any of its Subsidiaries has (i) received or been subject to any action, notice, citation, suspension, revocation, warning, administrative proceeding or investigation by a Governmental Entity or other Person that alleges or asserts that the Company or any of its Subsidiaries has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiaries’ Product candidates or in the Company’s or any of its Subsidiaries’ operations, activities, or services that has not been resolved, including any notice of inspectional observations, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or Orders mandating or prohibiting future or past activities. Neither the Company nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity or any other Person for a violation of any applicable Regulatory Laws, nor is any such action pending resolution. As of the date hereof, (i) there are no restrictions imposed by any Governmental Entity upon the business, activities or services of the Company or any of its Subsidiaries that restrict the Company’s or any of its Subsidiaries’ business operations, (ii) the Company or any of its Subsidiaries and their respective Product candidates are not, and have not been, otherwise subject to any other enforcement actions taken by the FDA or any other Governmental Entity, and (iii) to the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to such an event as described in the immediately preceding clause (i) or (ii).

(c)    The Company and its Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws or the terms of any Company Permits. Each such filing complied in all material respects with applicable Regulatory Laws as of the date of submission and was true, complete and correct as of the date of submission, and no deficiencies have been asserted in writing by any applicable Governmental Entity with respect to any such filings, submissions, reports or related information. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings required to be submitted by the Company or any of its Subsidiaries have been submitted thereby to the applicable Governmental Entity or appropriate third party.

(d)    All nonclinical studies and clinical trials conducted or sponsored by or on behalf of the Company or any of its Subsidiaries have been, and if still pending are being, conducted in material compliance with applicable research protocols and all applicable Regulatory Laws and Company Permits, including standards for conducting non-clinical laboratory studies, standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials (including for the protection of the rights and welfare of human subjects), and all applicable Laws restricting the use and disclosure of health information. No nonclinical study or clinical trial conducted or sponsored by or on behalf of the Company or its Subsidiaries with respect to any of the Company’s Product candidates has been terminated or suspended prior to completion due to safety or other non-business reasons, and, to the Knowledge of the Company, there are no facts that could give rise to such a determination. No Governmental Entity, institutional review board, ethics committee, independent monitoring committee, or institutional animal care and use committee has provided notice that it has initiated or, to the Knowledge of the Company, is threatening to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing nonclinical or clinical testing, and, to the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to such action.

(e)    Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, or agent of the Company or any of its Subsidiaries (including Persons engaged by the Company for contract research, contract manufacturing, consulting, or other collaboration services), has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy.

(f)    Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, clinical investigator, or agent of the Company or its Subsidiaries has been debarred under 21 U.S.C. § 335a or any similar applicable Law or convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, clinical investigator, or agent of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program, or any similar foreign program, or has been convicted of any crime or engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Law or program. Neither the Company nor any of its Subsidiaries is, and, to the Knowledge of the Company, no officer, employee, clinical investigator, or agent of the Company or any of its Subsidiaries is subject to an investigation or proceeding by any Governmental Entity that would reasonably be expected to result in any such suspension, exclusion, or debarment, as applicable, and there are no facts, to the Knowledge of the Company, that would reasonably be expected to give rise to such suspension, exclusion, or debarment.

Section 4.13    Benefit Plans.

(a)    Section 4.13(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all pension, retirement, stock purchase, stock option, phantom stock or other equity or equity-based plan, severance, employment, consulting, collective bargaining, change-in-control, retiree medical, retiree dental, retiree vision, retiree life insurance, retention, fringe benefit, bonus, incentive, nonqualified deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, welfare and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any Relevant Service Provider (or any of their dependents) has any present or future right to compensation or benefits, in any case, that the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors or maintains, or is required to sponsor or maintain, is making contributions to or is required to make contributions to, or with respect to which the Company or any of its Subsidiaries has any present or future liability or obligation (contingent or otherwise). The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Plan (including, without limitation, the Company Equity Plan and the forms of all award agreements evidencing outstanding Company Options), or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the Internal Revenue Service (the “IRS”), (iii) the current summary plan description and summary of material modifications thereto, and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) nondiscrimination testing reports and (iv) all correspondences and filings concerning IRS or Department of Labor or other Governmental Entity audits or investigations.

(b)    Neither the Company, its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to or is required to sponsor, maintain or contribute to, or has in the past six (6) years sponsored, maintained, contributed to or been required to sponsor, maintain or contribute to, or has any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA Section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” (within the meaning of Section 419 of the Code) or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c)    With respect to the Company Plans:

(i)     each Company Plan complies in all material respects with its terms and complies in all material respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)    each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii)    there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than non-material routine claims for benefits) and to the Knowledge of the Company there have been no non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code that could result in a material Tax or penalty;

(iv)    none of the Company Plans currently provides, or has any liability to provide, post-termination or retiree medical, dental, vision, prescription drug, life insurance or other welfare benefits to any individual for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has any liability to provide post-termination or retiree medical, dental, vision, prescription drug, life insurance or other welfare benefits to any individual, except to the extent required by COBRA;

(v)    each Company Plan that is a group health plan under Section 733(a)(1) of ERISA and Section 5000(b)(1) of the Code complies with the Patient Protection and Affordable Care Act (“ACA”), COBRA, and the Health Insurance Portability and Accountability Act of 1996. The Company has not incurred (whether or not assessed) or is not reasonably expected to incur or be subject to any Tax, penalty or other liability that may be imposed under the ACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to a requirement to timely file ACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Plans; and

(vi)    each Company Plan is subject exclusively to United States Law.

(d)    Neither the execution and delivery of this agreement nor the consummation of the merger will, either alone or in combination with any other event, (A) entitle any Relevant Service Provider to any compensation, payment or benefit, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any compensation or benefit due any such Relevant Service Provider, (C) increase any amount of compensation or benefits otherwise payable under any company plan or otherwise or (D) require any contribution or payment to fund any obligation under any company plan or otherwise.

(e)    Neither the Company nor any Subsidiary is a party to any Contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no Contract, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound (including under any Company Plan) to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(f)    Each Company Plan that is a nonqualified deferred compensation plan under Section 409A of the Code has been administered and operated in all material respects in documentary and operational compliance with the provisions of Section 409A of the Code and the regulations thereunder. No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any Relevant Service Provider, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any Relevant Service Provider, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

Section 4.14    Labor Matters.

(a)    The Company and its Subsidiaries are and at all times since January 1, 2020 have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, work authorization and immigration, employee classification, employee privacy, occupational safety and health, payment and withholding of Taxes and COBRA.

(b)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, an effective or pending collective bargaining agreement or similar agreement with a union or labor organization or other person purporting to act as exclusive bargaining representative of any Company employees, and no employee of the Company or any of its Subsidiaries is covered by any such agreement. To the Knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are, and during the past three (3) years have been, no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) representation claims or petitions or demands for recognition pending before the National Labor Relations Board or any other labor relations tribunal or authority, or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement and to the Knowledge of the Company, no such charges, complaints, claims, petitions, demands, arbitrations or grievances have been threatened. During the preceding three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(c)    To the Knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries has notified the Company or any of its Subsidiaries of or expressed any plans to, or is expected to, terminate his or her employment relationship with such entity following the consummation of the transactions contemplated by this Agreement.

(d)    Since January 1, 2020, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) or any similar state or local Law, affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Each Person employed by the Company or any Subsidiary is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and no Person treated as an independent contractor or consultant by the Company or any Subsidiary should have been properly classified as an employee under applicable law.

(e)    There are no Actions against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, workers’ compensation, occupational safety and health, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f)    Except as set forth in Section 4.14(f) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 4.13 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(g)    Except as set forth in Section 4.14(g) of the Company Disclosure Letter, since January 1, 2020, (i) no written allegations or, to the Knowledge of the Company, verbal allegations of workplace sexual harassment, sexual misconduct, discrimination or retaliation have been made, initiated, filed or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the Knowledge of the Company, no incidents of any workplace sexual harassment, sexual misconduct, discrimination or retaliation have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of workplace sexual harassment, sexual misconduct, discrimination or retaliation by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 4.15    Environmental Matters.

(a)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) the Company and each of its Subsidiaries are, and since January 1, 2020 have conducted their respective businesses, in compliance with all, and have not violated any, applicable Environmental Laws; except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be excepted to result in a Company Material Adverse Effect; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law (“Environmental Permits”), except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be excepted to result in a Company Material Adverse Effect, and there has occurred no violation of or default under any such Environmental Permit giving to others any right of revocation, non-renewal, adverse modification or cancellation of any such Environmental Permit, nor, to the Knowledge of the Company, would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Merger or any other transactions contemplated by this Agreement; (iii) to the Knowledge of the Company, there has been no Release of, or exposure of any Person to, any Hazardous Substance by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or has known, alleged or potential liability under, any Environmental Law; or (v) to the Knowledge of the Company, no Hazardous Substance has been disposed of, arranged to be disposed of, Released or transported by or on behalf of the Company or any of its Subsidiaries in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current properties or facilities owned, leased or operated by the Company or any of its Subsidiaries or, to the Knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries at any other location.. To the extent applicable, the Company has made available to Parent copies of all material environmental documents (including reports of assessments, audits, investigations or sampling, notices of violation, and Environmental Permits) in the Company’s possession or control with respect to actual or potential liability pursuant to applicable Environmental Law.

(b)    As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, manufacture, sale, distribution, Release or disposal of Hazardous Substances or products containing Hazardous Substances.

(c)    As used in this Agreement, “Hazardous Substance” means any hazardous or toxic substance, material or waste, pollutant or contaminant, including, petroleum, petroleum constituents and products, per- and polyfluoroalkyl substances (PFAS), medical, biomedical, biohazardous, carcinogenic, radiological or radioactive materials, substances or wastes, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, and lead or lead-based paints or materials, any of the foregoing to the extent regulated by applicable Environmental Law.

(d)    As used in this Agreement, “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, dispersing, or migrating into or through the environment or within any building, structure, facility or fixture.

Section 4.16    Taxes.

(a)    The Company and each of its Subsidiaries have timely (i) filed all material Tax Returns required to be filed by any of them and all material Tax Returns filed by, or on behalf of, the Company and its Subsidiaries are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to them, whether or not such Taxes were shown as due on such Tax Returns.

(b)    All material Taxes not yet due and payable by the Company and its Subsidiaries as of December 31, 2022 have been, in all respects, properly accrued in accordance with GAAP on Company Financial Statements. Since December 31, 2022, the Company and each of its Subsidiaries have not incurred, individually or in the aggregate, any liability for material Taxes outside the ordinary course of business consistent with past practice.

(c)    Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)    No audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to material Taxes or any material Tax Return of the Company or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for material Taxes have been claimed, proposed, assessed or asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)    The Company and each of its Subsidiaries have timely withheld all material Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, equityholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)    Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is, or has been, a member of a group (other than a group the common parent of which is the Company or one of the Company’s Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law; or (iv) is, or has been, treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)    No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries which rulings remain in effect.

(i)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) any income earned as a result of transactions or events occurring in a taxable period (or portion thereof) ending on or prior to the Closing Date that would result in an inclusion under Section 951(a) or Section 951A of the Code; or (vi) an election under Section 965 of the Code.

(j)    There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(k)    None of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in the three (3) year period ending prior to the Closing, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)    The Company and each of its Subsidiaries have conducted all intercompany transactions, and maintained all related documentation, in compliance with Section 482 of the Code (or any similar provision of applicable Law).

(m)    Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n)    No claim has been made in writing by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries currently files, or has filed, a Tax Return, that the Company or any of its Subsidiaries is, or may be, subject to taxation by such jurisdiction.

(o)    No Subsidiary of the Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p)    Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention), or otherwise been subject to taxation in any country other than the country of its formation.

(q)    Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal or foreign income Tax purposes.

(r)    The Company is and has been since its formation properly treated as a “C corporation” for U.S. federal and applicable state tax purposes. The U.S. federal income tax classification of each Subsidiary of the Company is set forth on Schedule 4.16(r).

For purposes of this Section 4.16, where the context permits, each reference to the Company and its Subsidiaries shall include a reference to any Person for whose Taxes the Company or its Subsidiaries are liable under applicable Law.

Section 4.17    Contracts.

(a)    Section 4.17(a) of the Company Disclosure Letter identifies each Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, that constitutes a Company Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following to which the Company or any its Subsidiaries is a party or by which it is bound as of the date of this Agreement constitutes a “Company Material Contract”:

(i)    any Contract that is a settlement, conciliation or similar agreement with or approved by any Governmental Entity and pursuant to which (A) the Company or any of its Subsidiaries will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the conduct of the Company or its Subsidiaries;

(ii)    any Contract (A) by its terms limiting the freedom or right of the Company or any of its Subsidiaries or Affiliates to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries, or (C) containing exclusivity obligations or otherwise limiting the freedom or right of the Company or any of its Subsidiaries or Affiliates to sell, distribute or manufacture any products or services for any other Person;

(iii)    any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to the Company or any of its Subsidiaries in an amount having an expected value in excess of $100,000 in the fiscal year ending December 31, 2023 or by the Company or any of its Subsidiaries in an amount having an expected value in excess of $100,000 in the fiscal year ending December 31, 2023 and in each case which cannot be cancelled by the Company or its Subsidiaries without penalty or further payment without more than ninety (90) days’ notice;

(iv)    any Contract relating to Indebtedness for borrowed money in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of its Subsidiaries or creating any material Liens with respect to any assets of the Company or any of its Subsidiaries;

(v)    any Contract with any Person constituting a joint venture, collaboration, partnership or similar profit sharing arrangement or requiring any Person to develop or commercialize any product, technology or service;

(vi)    any Contract (excluding any Company Plan) that by its express terms requires the Company or any of its Subsidiaries, or any successor to, or acquirer of, the Company or any of its Subsidiaries, to make any payment to another Person as a result of a change of control of the Company or any of its Subsidiaries, as applicable (a “Company Change of Control Payment”) or gives another Person a right to receive or elect to receive a Company Change of Control Payment;

(vii)    any Contract that prohibits the declaration or payment of dividends or distributions in respect of the limited liability company interests, capital stock or other equity interests of the Company or its Subsidiaries, the pledging of the limited liability company interests, capital stock or other equity interests of the Company or its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;

(viii)    any material (A) in-bound license (other than Commercially Available Software) and (B) out-bound license of Intellectual Property Rights (other than non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business);

(ix)    any Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms;

(x)    any Contract relating to the disposition or acquisition of assets or rights (including equity interests) except for sales of inventory in the ordinary course of business;

(xi)    any Contract pursuant to which the Company or any of its Subsidiaries leases or subleases any material real property;

(xii)    any Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with this Agreement and the transactions contemplated hereby;

(xiii)    any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries; or

(xiv)    any Contract requiring payment by or to the Company or any of its Subsidiaries after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, collaboration, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries; or (D) license granted to any third party to manufacture or produce any product, service or technology of the Company or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Company or any of its Subsidiaries, in each case, except for Contracts entered into in the ordinary course of business consistent with past practice;

(xv)    any Contract granting a right of first refusal, right of first offer, or similar right with respect to any assets of a Person or that contains any provision requiring the purchase of all or a material portion of requirements for a given product or service from another Person; or

(xvi)    any other Contract that is currently in effect and would be required to be filed by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming in each case such requirements were applicable to the Company).

(b)    (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions; (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract; and (iii) there is no material default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and to the Company’s Knowledge, no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such material default, event or condition. The Company has furnished or made available to Parent true and complete copies of all Company Material Contracts, including all amendments thereto.

Section 4.18    Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.18 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, no notice of cancellation or termination have been received with respect to any such policy. This Section 4.18 shall not apply to insurance relative to any Company Plan.

Section 4.19    Properties.

(a)    The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets and properties, a valid leasehold interest in, all of its real properties and tangible assets and properties that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens of the Company and its Subsidiaries, and the material tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)    Each of the Company and its Subsidiaries has complied with the terms of all real property leases to which it is a party (the “Company Real Property Leases”), and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)    The Company does not own any real property. Section 4.19(c) of the Company Disclosure Letter sets forth a true and complete list of all Company Real Property Leases.

This Section 4.19 does not relate to Intellectual Property matters, which matters are the subject of Section 4.20.

Section 4.20    Intellectual Property; Data Privacy.

(a)    Section 4.20(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; (iv) domain names, in each case, owned or purported to be owned by the Company or any of its Subsidiaries ((i)-(iv) collectively, “Company Registered IP”), indicating for each, (a) the name (or names for co-applicants/registrants/owners) of applicant/registrant and current owner, (b) the applicable jurisdiction, registration number (or application number), (c) the date issued (and date filed) and (d) the status (including the next action or payment and date due); and (v) a true and complete list of all unregistered Trademarks owned or purported to be owned by the Company or any of its Subsidiaries that is material to the business. (A) All of the Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable, in the case of any Company Registered IP that is registered or issued, (B) no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar Action and, to the Knowledge of the Company, no such Action is threatened with respect to any of the Company Registered IP and (C) except as set forth on Section 4.20(a), the Company or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens of the Company and its Subsidiaries), all Company Owned IP. All Company Registered IP is in compliance in all material respects with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks and the payment of filing, examination, maintenance and other fees and the filing of responses, declarations and affidavits and compliance with any duty of disclosure with respect to Patents), have not been adjudged to be invalid or unenforceable in whole or in part, and are not subject to any fees, responses or actions falling due within ninety (90) days after the Closing Date.

(b)    The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information. There has been no unauthorized disclosure to any third party of any material confidential information or Trade Secrets owned by the Company or its Subsidiaries, except where such disclosure was permitted by Law. All of the material Company Owned IP has been created by employees of the Company or its Subsidiaries within the scope of their employment or by independent contractors of the Company or its Subsidiaries or other Persons providing services to the Company or its Subsidiaries who have executed contracts that expressly and irrevocably assign, using present tense assignment language, all right, title, and interest in such Company Owned IP on a worldwide, royalty-free basis. To the Knowledge of the Company, no current or former employee, consultant, contractor, or potential partner or investor of the Company or its Subsidiaries is in unauthorized possession of any of the material confidential information, Trade Secrets or software included in the Company Owned IP. To the Knowledge of the Company, no current or former independent contractor engaged by the Company or its Subsidiaries or other Person that has provided services to the Company or its Subsidiaries (x) created any Company Owned IP using the equipment, supplies, facilities, confidential information or Intellectual Property of, or in the course of work for, any other employer of or Person engaging the services of such independent contractor or such other Person that has provided services to the Company or its Subsidiaries where such use would affect the Company’s or its Subsidiaries’ rights in such Company Owned IP or (y) in providing such services, violated any agreement between such independent contractor or such other Person and any other employer of or Person engaging the services of such independent contractor or such other Person.

(c)     (i) All material Company Owned IP is free and clear of any covenants not to sue, encumbrances, joint ownership obligations or duties, or Action (other than (A) those occurring in the ordinary course of seeking and maintaining patents and other registrations of Intellectual Property, (B) Permitted Liens and (C) out-bound license of Intellectual Property Rights listed in Section 4.17(a)(viii)(B)), (ii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries, including the manufacture of the Company Manufactured Products, has not in the past six (6) years infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (iii) in the prior six (6) years, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is, or may be, occurring or has, or may have, occurred, (iv) to the Knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Owned IP, and (v) in the past six (6) years, neither the Company nor its Subsidiaries has threatened to bring, and neither the Company nor its Subsidiaries has brought, any Action regarding the ownership, use, validity or enforceability of any Company Owned IP. Except as set forth on Section 4.20(c) of the Company Disclosure Letter, to the Knowledge of the Company, no Abbreviated New Drug Application referencing any Product of Company or any of its Subsidiaries has been submitted to the FDA.

(d)    All software included in Company Owned IP that is material to the business of the Company and its Subsidiaries (“Company Software”) and, to the Knowledge of the Company, all software licensed from third parties that is material to the business of the Company and its Subsidiaries, is free from any significant defect or significant programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms in all material respects to the specifications thereof, if applicable, and, with respect to the Company Software, the Company or its Subsidiaries possess or have rights to use, as applicable, the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language used for the development, maintenance, and implementation thereof, so that a trained computer programmer could reasonably be expected to maintain, support, compile and deploy the same, except in each case where such defect or error, or failure to operate or run, failure to conform, or failure to possess or have such rights would not have a Company Material Adverse Effect. No ownership rights in the Company Software have been transferred to any third party. The Company or its Subsidiaries is the sole and exclusive owner of the entire and unencumbered right, title, and interest in the Company Software created by the Company or its Subsidiaries. The Company or its Subsidiaries has the right to use all software development tools, library functions, compilers, and other third party software that are currently used in the operation and/or modification of the Company Software. The Company and its Subsidiaries have used commercially reasonable efforts to prevent the introduction into the Company Software and software licensed from third parties, and such Company Software does not contain, any unauthorized “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(e)    (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company and its Subsidiaries (the “Company IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the Knowledge of the Company, since January 1, 2020, there has been no unauthorized, unlawful, accidental or improper use, loss, destruction, disclosure, access, transmittal, modification, acquisition, unavailability, compromise or corruption of any information or data (including, without limitation, Personal Information and confidential information) stored, maintained or otherwise Processed (a “Security Incident”) by the Company and its Subsidiaries and (iii) since January 1, 2020, there have been no material failures, crashes, viruses, or actual or reasonably suspected Security Incidents affecting the Company IT Systems. The Company IT Systems function in accordance with their specifications without material defects or errors when used in accordance with such specifications and related documentation. The Company and its Subsidiaries have taken reasonable precautions to protect the confidentiality, integrity and security of the Company IT Systems and all data and information stored or contained therein or transmitted thereby, including exercising reasonable care and due diligence in selecting third party service providers to host, maintain and protect Company IT Systems and to provide commercially reasonable business continuity and disaster recovery services. Since January 1, 2020, there has been no continued substandard performance of any Company IT Systems which has caused the substantial disruption or interruption in or to the use of the Company IT Systems or the operation of the business of the Company and its Subsidiaries. The Company IT Systems are in good working condition and are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted.

(f)    Since January 1, 2020, the Company and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Commitments. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will materially breach any Privacy Laws.

(g)    The Company and its Subsidiaries have established and maintain, and/or have exercised reasonable care and due diligence in selecting third party service providers to establish and maintain, commercially reasonable technical, physical and organizational measures designed to protect Company Data collected, used or held for use by the Company or its Subsidiaries, or to which the Company or its Subsidiaries have access or otherwise Process, against loss and unauthorized access, use, modification, disclosure, Processing or other misuse.

(h)    Since January 1, 2020, neither the Company nor any of its Subsidiaries have experienced any material Data Security Breach.

(i)    Neither the Company nor any of its Subsidiaries has received any written Order, request, warning, reprimand, inquiry, notification, allegation, or claim alleging that it is in violation of or has not complied, in any material respect, with any Privacy Commitment. Neither the Company nor any of its Subsidiaries has receive been notified that it is currently and neither the Company nor any of its Subsidiaries have previously been notified that they are under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Entity, (b) state, federal or foreign self-regulating body, or (c) any Person, regarding or alleging that the Processing of Personal Information by the Company or any of its Subsidiaries is in violation of any Privacy Commitment. No Person has claimed or, to the Knowledge of the Company or any of its Subsidiaries, threatened to claim, any material amount of compensation (or an offer for compensation) from the Company or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.

(j)     To the Knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP, or to the Knowledge of the Company, exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has, to the Knowledge of the Company, any claim or right in or to such Intellectual Property.

(k)    Except as set forth on Section 4.20(k) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in the loss of, or give rise to, any right of any Third Person to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company or any of its Subsidiaries.

Section 4.21    State Takeover Statutes.

(a)    None of the Company nor any of the Company’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise (in each case, as those terms are defined in Section 203 of the DGCL), and at all times during the three (3)-year period prior to the date of this Agreement, none of the Company’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any Parent Common Stock.

(b)    The Company Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL with respect to the Company are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated by this Agreement. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company’s Organizational Documents is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.22    Related Party Transactions.

(a)    Section 4.22(a) of the Company Disclosure Letter describes any material transactions or relationships, since January 1, 2020, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (i) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (ii) owner of more than five percent (5%) of the voting power of the outstanding shares of Company Capital Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)    Section 4.22(b) of the Company Disclosure Letter lists each stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of shares of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

Section 4.23    Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated, or is violating, any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s, opinion, success, transaction or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.25    Opinion of Financial Advisor. No broker, investment banker, financial advisor or other Person has issued an opinion to the Company with respect to the fairness of the Exchange Ratio to the holders of Company Capital Stock.

Section 4.26   No Other Representations or Warranties. Except for the representations and warranties set forth in Article V (as qualified by the Parent Disclosure Letter) and any certificate delivered by Parent pursuant to Section 7.3(c), the Company acknowledges and agrees that none of Parent, its Subsidiaries or any other Person on behalf of the Parent or any of its Subsidiaries makes any other express or implied representation or warranty, express or implied, at law or in equity, with respect to any of it or any of its assets, liabilities or operations, and any such other representations or warranties are expressly disclaimed, and the Company has not relied on any such information or any representation or warranty not set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to Section 7.3(c).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the Parent SEC Documents filed or furnished to the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that each representation and warranty in Article V is subject to (a) any exceptions and disclosures set forth in the section or subsection of the Parent Disclosure Letter corresponding to the particular section or subsection of Article V in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Parent Disclosure Letter by reference to another section or subsection of the Parent Disclosure Letter; and (c) any exceptions or disclosures set forth in any other section or subsection of the Parent Disclosure Letter to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1    Organization, Standing and Power.

(a)    Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries, taken as a whole or (B) materially impairs the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, (3) any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of such epidemic, pandemic or disease outbreak, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (4) changes in applicable Law or GAAP, or the interpretation or enforcement thereof after the date of this Agreement, (5) the public announcement of this Agreement or the pendency of this Agreement, (6) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); (7) any change, in and of itself, in the market price or trading volume of Parent’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (8) any specific action taken (or omitted to be taken) by Parent or any of its Subsidiaries at or with the express written direction or written consent of the Company (other than any such action or omission required by this Agreement); provided, that, with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate.

(b)    Parent has previously made available to the Company true and complete copies of the Organizational Documents of Parent, and the Organizational Documents of each Subsidiary of Parent, including Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

Section 5.2    Capital Stock.

(a)    The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the close of business on the Measurement Date, (a) 2,039,878 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (b) no shares of Parent Common Stock were held by Parent in its treasury, (c) no shares of Parent Preferred Stock were issued and outstanding and no shares of Parent Preferred Stock were held by Parent in its treasury, (d) 246,575 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plan (of which 109,824 shares were subject to outstanding unexercised Parent Options and 1,754 shares were subject to outstanding unsettled restricted stock units denominated in Parent Common Stock (each, a “Parent RSU”)), and (e) 88,253 shares of Parent Common Stock were reserved for issuance upon exercise of warrants to acquire shares of Parent Common Stock (the “Parent Warrants”). All outstanding shares of capital stock of Parent are, and all shares of Parent Common Stock reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. All shares of Parent Common Stock, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with all applicable securities Laws and other applicable Laws and all requirements set forth in applicable Contracts. Other than the Parent Options and the Parent RSUs, Parent has not granted any equity or equity-based awards under the Parent Equity Plan, including any “Stock Grants” or “Other Stock-Based Awards” (each as defined under the Parent Equity Plan). All shares of Parent Common Stock to be issued in connection with the Parent Stock Issuance, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above in this Section 5.2, neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any Parent Options or Parent Warrants or settlement of Parent RSUs, in each case described in this Section 5.2(a), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” equity rights, restricted equity, performance units, interests in or rights to the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, (v) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries or rights or interests described in the preceding clause (iii) or (vi) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities (other than under the Parent Equity Plan and any award agreements issued thereunder). Except for the Parent Equity Plan, Parent Options, Parent RSUs, Parent Warrants and other agreements set forth in Section 5.2(b) of the Parent Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any shares of capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries.

(b)    Section 5.2(b)(i) of the Parent Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Parent Options, indicating as applicable, with respect to each such Parent Option, the type of award granted (including whether it is intended to be an “incentive stock option” under Section 422 of the Code), the number of shares of Parent Common Stock subject to such Parent Option, the exercise or purchase price, vesting schedule, and expiration date thereof, and whether (and to what extent) the vesting of such Parent Option will be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement. Section 5.2(b)(ii) of the Parent Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Parent Warrants, indicating as applicable, with respect to each such Company Warrant, the number of shares of Parent Common Stock subject to such Parent Warrant, the exercise or purchase price, and expiration date thereof, and whether (and to what extent) any exercise or conversion of such Parent Warrant will be required by the consummation of the Merger and the other transactions contemplated by this Agreement. Section 5.2(b)(iii) of the Parent Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Parent RSUs, indicating with respect to each such Parent RSU, the number of shares of Parent Common Stock subject to such Parent RSU, the date of grant or issuance and the vesting schedule and expiration date applicable to such Parent RSU.

(c)    The Parent has delivered or made available to Company a true, correct and complete copy of each Parent Option, Parent Warrant and Parent RSU. The Parent has delivered or made available to Company a true, correct and complete copy of the Parent Equity Plan and the form of award agreement with respect to each Parent Option. The Parent does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity or equity-based compensation plan or arrangement other than the Parent Equity Plan. The Parent is under no obligation to issue shares of Parent Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Parent Equity Plan. All grants of Parent Options were validly made and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Law and recorded on the Parent Financial Statements in accordance with GAAP.

Section 5.3    Subsidiaries. Section 5.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Each of the Subsidiaries of Parent (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any share of capital stock, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Except as set forth in Section 5.3 of the Parent Disclosure Letter, Parent does not have any outstanding equity appreciation rights, phantom equity or other equity equivalents or equity-based awards or rights that are valued in whole or in part with respect to any Subsidiary of Parent.

Section 5.4    Authority.

(a)    Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, including the Parent Stock Issuance. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to (i) (x) the approval of the Parent Stock Issuance and, if necessary, a “change of control” for purposes of Nasdaq Rule 5635(b) by the affirmative vote of the majority of the total votes cast by the holders of Parent Common Stock and (y) the approval of the Parent Reverse Split by a majority of the outstanding shares of Parent Common Stock (to the extent Parent and the Company mutually agree is applicable and necessary to meet the requirements, if any, for the Nasdaq Listing Application) (collectively, the “Parent Stockholder Approval”) and (ii) the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).

(b)    The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly and unanimously adopted resolutions (i) approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and (ii) recommending that the stockholders of Parent vote in favor of the Parent Stockholder Matters, which resolutions have as of the date hereof not been subsequently rescinded, modified or withdrawn in any way, except as may be expressly permitted by Section 6.3 (the recommendation in this clause (ii), the “Parent Board Recommendation”).

(c)    The Merger Sub Board, acting by written consent, duly and unanimously adopted resolutions (i) approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) deeming it fair to, advisable and in the best interests of Parent, in its capacity as the sole stockholder of Merger Sub, to enter into this Agreement, and (iii) recommending that Parent, in its capacity as the sole stockholder of Merger Sub, vote in favor of the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, which resolutions have as of the date hereof not been subsequently rescinded, modified or withdrawn in any way, except as may be expressly permitted for the Parent Board by Section 6.3.

(d)    The Parent Stockholder Approval obtained through the Parent Stockholders’ Meeting pursuant to Section 6.4 is the only vote of the holders of any class or series of Parent’s shares of capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Parent Stock Issuance and Parent Reverse Split (to the extent Parent and the Company mutually agree is applicable and necessary to meet the requirements, if any, for the Nasdaq Listing Application)).

Section 5.5    No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance of this Agreement by Parent does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, or give rise to, any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) Parent’s Organizational Documents or the Organizational Documents of any Subsidiary of Parent, (ii) any Parent Material Contract or (iii) subject to the governmental filings and other matters referred to in Section 4.5 and Section 5.5(b), any Law or any rule or regulation of Nasdaq applicable to Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries, or any of their respective properties or assets, may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, would not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(b)    No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the Merger and the other transactions contemplated by this Agreement or compliance with the provisions hereof, except for (i) (x) the filing with the SEC of the Proxy Statement in definitive form, or (y) the filing of with the SEC and the declaration of effectiveness under the Securities Act of the Registration Statement, as the case may be, and the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) any filings or approvals required under the rules and regulations of Nasdaq to permit the shares of Parent Common Stock that are to be issued in the Parent Stock Issuance to be listed on Nasdaq, and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 5.6    SEC Reports; Financial Statements.

(a)    Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2020 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”), and other than such documents that can be obtained on the SEC’s website at www.sec.gov, Parent has delivered or made available to the Company accurate and complete copies of such Parent SEC Documents. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the Certifications”) are accurate and complete and comply as to form and content with all applicable Laws as of their respective dates.

(b)    The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, and (iv) present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c)    Parent and each of its Subsidiaries maintains a maintains a system of internal control over financial reporting designed to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements in conformity with GAAP and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, and (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals.

(d)    The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.

(e)    Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting. Since January 1, 2020, there have been no material changes in Parent’s internal control over financial reporting.

(f)    Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any manager or executive officer (or equivalent) of Parent.

(g)    Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(h)    Since January 1, 2020, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, or auditor of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(i)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(j)    As of the date of this Agreement, there is no consolidated Indebtedness for borrowed money of Parent and its Subsidiaries.

(k)    As of the date of this Agreement, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable and current listing and governance rules and regulations of Nasdaq.

(l)    Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in the Parent SEC Documents.

(m)    Since January 1, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(n)    Parent’s auditor has at all times been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

Section 5.7    No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, of a nature that would be required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically disclosed, reflected, accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2022 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 24, 2023 (without giving effect to any amendment thereto filed on or after the date hereof), (b)  incurred in the ordinary course of business consistent with past practice since December 31, 2022 that are not material to Parent and its Subsidiaries, taken as a whole, (c) resulting from performance by Parent or its Subsidiaries required under a Contract made available to the Company prior to the date of this Agreement or entered into after the date of this Agreement in compliance with covenants set forth in Section 6.1(b) (other than as a result of a breach or violation by Parent or its Subsidiaries), or (d) incurred in connection with the transactions contemplated by this Agreement.

Section 5.8    Certain Information. The proxy statement with respect to the Parent Stockholders’ Meeting (as defined below) (such proxy statement, as amended or supplemented from time to time in accordance with this Agreement, the “Proxy Statement”) will not, at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will not, at the time the Registration Statement is filed with the SEC, at the time of any amendment or supplement thereto and at the time the Registration Statement (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 5.9    Absence of Certain Changes or Events. Since December 31, 2022 through the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, (b) there has not been any Parent Material Adverse Effect and (c) none of Parent or any of its Subsidiaries has taken any action, that if taken after the date of this Agreement, would constitute a breach of any covenants set forth in Sections 6.1(b).

Section 5.10    Litigation. There is no Action pending or threatened in writing against or affecting Parent or any of its Subsidiaries, or any of their respective properties or assets, that (a) if adversely determined, individually or in the aggregate, would reasonably be likely to result in material liability to Parent and its Subsidiaries, taken as a whole, or (b) seeks material injunctive or other material non-monetary relief. None of Parent, any of its Subsidiaries, or any of their respective properties or assets, is subject to any material outstanding Order. As of the date of this Agreement, there is no Action pending or threatened in writing seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement. There are no internal investigations or internal inquiries that, since January 1, 2020, have been conducted or are being conducted by or at the direction of the Parent Board (or any committee thereof) regarding any material accounting practices of Parent or any of its Subsidiaries. For the avoidance of doubt, this Section 5.10 shall not apply to Taxes or the Parent Plans.

Section 5.11    Compliance with Laws. Parent and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of Parent or any of its Subsidiaries has received, since January 1, 2020, a written notice or other written communication alleging or relating to a potential material violation of any Law applicable to their businesses, operations, properties or assets. Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, including, as applicable, all Permits for the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its Products or Product candidates. There has occurred no material violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated by this Agreement. No Action is pending or, to the Knowledge of the Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Permit.

Section 5.12    Regulatory Matters.

(a)    Parent’s and its Subsidiaries’ Product candidates are being and have been developed, tested, manufactured, packaged, labeled, stored, imported, and exported in compliance in all material respects with all applicable Laws, including, but not limited to Regulatory Laws, as well as any applicable Permits of Parent or any of its Subsidiaries, including but not limited to investigational new drug applications or their national or foreign equivalents. All such Parent Permits are in full force and effect, and to the Knowledge of Parent, no Governmental Entity has threatened to limit, suspend or revoke any Parent Permit.

(b)    Neither Parent nor any of its Subsidiaries has (i) received or been subject to any action, notice, citation, suspension, revocation, warning, administrative proceeding or investigation by a Governmental Entity or other Person that alleges or asserts that Parent or any of its Subsidiaries has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in Parent’s or any of its Subsidiaries’ Product candidates or in the Parent’s or any of its Subsidiaries’ operations, activities, or services that has not been resolved, including any notice of inspectional observations, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or Orders mandating or prohibiting future or past activities. Neither Parent nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity or any other Person for a violation of any applicable Regulatory Laws, nor is any such action pending resolution. As of the date hereof, (i) there are no restrictions imposed by any Governmental Entity upon the business, activities or services of Parent or any of its Subsidiaries that restrict Parent’s or any of its Subsidiaries’ business operations, (ii) Parent or any of its Subsidiaries and their respective Product candidates are not, and have not been, otherwise subject to any other enforcement actions taken by the FDA or any other Governmental Entity, and (iii) to the Knowledge of Parent, there are no facts that would reasonably be expected to give rise to such an event as described in the immediately preceding clause (i) or (ii).

(c)    Parent and its Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws or the terms of any Parent Permits. Each such filing complied in all material respects with applicable Regulatory Laws as of the date of submission and was true, complete and correct as of the date of submission, and no deficiencies have been asserted in writing by any applicable Governmental Entity with respect to any such filings, submissions, reports or related information. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings required to be submitted by Parent or any of its Subsidiaries have been submitted thereby to the applicable Governmental Entity or appropriate third party.

(d)    All nonclinical studies and clinical trials conducted or sponsored by or on behalf of Parent or any of its Subsidiaries have been, and if still pending are being, conducted in material compliance with applicable research protocols and all applicable Regulatory Laws and Parent Permits, including standards for conducting non-clinical laboratory studies, standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials (including for the protection of the rights and welfare of human subjects), and all applicable Laws restricting the use and disclosure of health information. No nonclinical study or clinical trial conducted or sponsored by or on behalf of Parent or its Subsidiaries with respect to any of Parent’s Product candidates has been terminated or suspended prior to completion due to safety or other non-business reasons, and, to the Knowledge of Parent, there are no facts that could give rise to such a determination. No Governmental Entity, institutional review board, ethics committee, independent monitoring committee, or institutional animal care and use committee has provided notice that it has initiated or, to the Knowledge of Parent, is threatening to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing nonclinical or clinical testing, and, to the Knowledge of Parent, there are no facts that would reasonably be expected to give rise to such action.

(e)    Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee, or agent of Parent or any of its Subsidiaries (including Persons engaged by Parent for contract research, contract manufacturing, consulting, or other collaboration services), has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy.

(f)    Neither Parent nor its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee, clinical investigator, or agent of Parent or its Subsidiaries has been debarred under 21 U.S.C. § 335a or any similar applicable Law or convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law. Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee, clinical investigator, or agent of Parent or any of its Subsidiaries, has been excluded from participation in any federal health care program, or any similar foreign program, or has been convicted of any crime or engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Law or program. Neither Parent nor any of its Subsidiaries is, and, to the Knowledge of Parent, no officer, employee, clinical investigator, or agent of Parent or any of its Subsidiaries is subject to an investigation or proceeding by any Governmental Entity that would reasonably be expected to result in any such suspension, exclusion, or debarment, as applicable, and there are no facts, to the Knowledge of Parent, that would reasonably be expected to give rise to such suspension, exclusion, or debarment.

Section 5.13    Benefit Plans.

(a)    Section 5.13(a) of the Parent Disclosure Letter contains a true and complete list of each material Parent Plan. For purposes of this Agreement, a “Parent Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all pension, retirement, stock purchase, stock option, phantom stock or other equity or equity-based plan, severance, employment, consulting, collective bargaining, change-in-control, retiree medical, retiree dental, retiree vision, retiree life insurance, retention, fringe benefit, bonus, incentive, nonqualified deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, welfare and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Parent or any of its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits, in any case, that Parent, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors or maintains, or is required to sponsor or maintain, is making contributions to or is required to make contributions to or with respect to which Parent or any of its Subsidiaries has any present or future liability or obligation (contingent or otherwise). Parent has provided or made available to the Company a current, accurate and complete copy of each material Parent Plan (including, without limitation, all Parent Equity Plan and the forms of all award agreements evidencing outstanding Parent Stock Awards), or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan. With respect to each Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the IRS, (iii) the current summary plan description and summary of material modifications thereto, (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) nondiscrimination testing reports and (v) all correspondences and filings concerning IRS or Department of Labor or other Governmental Entity audits or investigations.

(b)    Neither Parent, its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to or is required to sponsor, maintain or contribute to, or has in the past six (6) years sponsored, maintained, contributed to or been required to sponsor, maintain or contribute to, or has any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA Section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” (within the meaning of Section 419 of the Code) or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c)    With respect to the Parent Plans:

(i)     each Parent Plan complies in all material respects with its terms and complies in all material respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)    each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii)    there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans (other than non-material routine claims for benefits) and to the Knowledge of the Parent there have been no non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code that could result in a material Tax or penalty;

(iv)    none of the Parent Plans currently provides, or has any liability to provide, post-termination or retiree medical, dental, vision, prescription drug, life insurance or other welfare benefits to any individual for any reason, except as may be required by COBRA, and none of Parent, its Subsidiaries or any of their respective ERISA Affiliates has any liability to provide post-termination or retiree medical, dental, vision, prescription drug, life insurance or other welfare benefits to any individual, except to the extent required by COBRA;

(v)    each Parent Plan that is a group health plan under Section 733(a)(1) of ERISA and Section 5000(b)(1) of the Code complies with the ACA, COBRA, and the Health Insurance Portability and Accountability Act of 1996. The Parent has not incurred (whether or not assessed) or is not reasonably expected to incur or be subject to any Tax, penalty or other liability that may be imposed under the ACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to a requirement to timely file ACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Parent Plans; and

(vi)    each Parent Plan is subject exclusively to United States Law.

(d)    Each Parent Plan that is a nonqualified deferred compensation plan under Section 409A of the Code has been administered and operated in all material respects in documentary and operational compliance with the provisions of Section 409A of the Code and the regulations thereunder. No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any employee or director of Parent or any of its Subsidiaries, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any such employee or director, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(e)    Section 5.13(e) of the Parent Disclosure Letter contains a true and complete list of each change of control payment, retention payment, severance payment, transaction payment or similar payment that will be treated as a Parent Transaction Related Expense.

(f)    Except as set forth on Section 5.13(f) of the Parent Disclosure Letter, neither the execution and delivery of this agreement nor the consummation of the merger will, either alone or in combination with any other event, (A) entitle any Parent Service Provider to any compensation, payment or benefit, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any compensation or benefit due any such Parent Service Provider, (C) increase any amount of compensation or benefits otherwise payable under any company plan or otherwise or (D) require any contribution or payment to fund any obligation under any Parent plan or otherwise.

Section 5.14    Labor Matters.

(a)    Parent and its Subsidiaries are and at all times since January 1, 2020 have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, work authorization and immigration, employee classification, employee privacy, occupational safety and health, payment and withholding of Taxes and COBRA.

(b)    Neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, an effective or pending collective bargaining agreement or similar agreement with a union or labor organization or other person purporting to act as exclusive bargaining representative of any Parent employees, and no employee of Parent or any of its Subsidiaries is covered by any such agreement. To the Knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are, and during the past three (3) years have been, no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) representation claims or petitions or demands for recognition pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) material grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement, and to the Knowledge of Parent no such charges, complaints, claims, petitions, demands, arbitrations or grievances have been threatened. During the preceding three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(c)    To the Knowledge of Parent, no current key employee or officer of Parent or any of its Subsidiaries has notified Parent or any of its Subsidiaries of or expressed any plans to, or is expected to, terminate his or her employment relationship with such entity following the consummation of the transactions contemplated by this Agreement.

(d)    Since January 1, 2020, (i) neither Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act or any similar state or local law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Each Person employed by Parent or any Subsidiary is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and no Person treated as an independent contractor or consultant by Parent or any Subsidiary should have been properly classified as an employee under applicable law.

(e)    Except as set forth on Section 5.14(e) of the Parent Disclosure Letter, there are no Actions against Parent or any of its Subsidiaries pending, or to the Knowledge of Parent, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, workers’ compensation, occupational safety and health, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, result in Parent incurring a material liability.

(f)    Except as set forth on Section 5.14(f) of the Parent Disclosure Letter or with respect to any Parent Plan (which subject is addressed in Section 5.13 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.

(g)    Except as set forth in Section 5.14(g) of the Parent Disclosure Letter, since January 1, 2020, (i) no written allegations or, to the Knowledge of Parent, verbal allegations of workplace sexual harassment, sexual misconduct, discrimination or retaliation have been made, initiated, filed or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the Knowledge of Parent, no incidents of any workplace sexual harassment, sexual misconduct, discrimination or retaliation have occurred, and (iii) neither Parent nor any of its Subsidiaries have entered into any settlement agreement related to allegations of workplace sexual harassment, sexual misconduct, discrimination or retaliation by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 5.15    Environmental Matters. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (i) Parent and each of its Subsidiaries are, and since January 1, 2020 have conducted their respective businesses, in compliance with all, and have not violated any, applicable Environmental Laws; except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be excepted to result in a Parent Material Adverse Effect (ii) Parent and its Subsidiaries have obtained all Environmental Permits, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be excepted to result in a Parent Material Adverse Effect, and there has occurred no violation of or default under any such Environmental Permit giving to others any right of revocation, non-renewal, adverse modification or cancellation of any such Environmental Permit, nor, to the Knowledge of Parent, would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Merger or any other transactions contemplated by this Agreement; (iii) to the Knowledge of Parent, there has been no Release of, or exposure of any Person to, any Hazardous Substance by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or has known, alleged or potential liability under, any Environmental Law; (v) to the Knowledge of Parent no Hazardous Substance has been disposed of, arranged to be disposed of, Released or transported by or on behalf of Parent or any of its Subsidiaries in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current properties or facilities owned, leased or operated by Parent or any of its Subsidiaries or, to the Knowledge of Parent, as a result of any operations or activities of Parent or any of its Subsidiaries at any other location. To the extent applicable, Parent has made available to the Company copies of all material environmental documents (including reports of assessments, audits, investigations or sampling, notices of violation, and Environmental Permits) in Parent’s possession or reasonable control with respect to actual or potential liability pursuant to applicable Environmental Law.

Section 5.16    Taxes.

(a)    Parent and each of its Subsidiaries have timely (i) filed all material Tax Returns required to be filed by any of them and all material Tax Returns filed by, or on behalf of, Parent and its Subsidiaries are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to them, whether or not such Taxes were shown as due on such Tax Returns.

(b)    All material Taxes not yet due and payable by Parent and its Subsidiaries as of the date of the latest Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the most recent financial statements contained in the Parent SEC Documents. Since the date of such financial statements, Parent and each of its Subsidiaries have not incurred, individually or in the aggregate, any liability for material Taxes outside the ordinary course of business consistent with past practice.

(c)    Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)   No Tax Actions with respect to material Taxes or any material Tax Return of Parent or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for material Taxes have been claimed, proposed, assessed or asserted in writing against Parent or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)   Parent and each of its Subsidiaries have timely withheld all material Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, equityholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)    Neither Parent nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)    Neither Parent nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is, or has been, a member of a group (other than a group the common parent of which is Parent or one of Parent’s Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Parent and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law; or (iv) is, or has been, treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)   No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to Parent or any of its Subsidiaries which rulings remain in effect.

(i)   Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) any income earned as a result of transactions or events occurring in a taxable period (or portion thereof) ending on or prior to the Closing Date that would result in an inclusion under Section 951(a) or Section 951A of the Code, or (vi) an election under Section 965 of the Code.

(j)    There are no Liens for Taxes upon any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(k)   None of Parent or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in the three (3) year period ending prior to the Closing, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)    Parent and each of its Subsidiaries have conducted all intercompany transactions, and maintained all related documentation, in compliance with Section 482 of the Code (or any similar provision of applicable Law).

(m)  Neither Parent nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment .

(n)   No claim has been made in writing by any Governmental Entity in a jurisdiction where neither Parent nor any of its Subsidiaries currently files, or has filed, a Tax Return that Parent or any of its Subsidiaries is, or may be, subject to taxation by such jurisdiction.

(o)   No Subsidiary of Parent is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p)   Neither Parent nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention), or otherwise been subject to taxation in any country other than the country of its formation.

(q)   Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal or foreign income Tax purposes.

(r)    Parent is and has been since its formation properly treated as a “C corporation” for U.S. federal and applicable state tax purposes. The U.S. federal income tax classification of each Subsidiary of Parent is set forth on Schedule 5.16(r).

For purposes of this Section 5.16, where the context permits, each reference to Parent and its Subsidiaries shall include a reference to any Person for whose Taxes Parent or its Subsidiaries are liable under applicable Law.

Section 5.17    Contracts.

(a)    Section 5.17(a) of the Parent Disclosure Letter identifies each Contract to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries is bound, that constitutes a Parent Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following to which Parent or any its Subsidiaries is a party or by which it is bound as of the date of this Agreement constitutes a “Parent Material Contract”:

(i)    any Contract that is a settlement, conciliation or similar agreement with or approved by any Governmental Entity and pursuant to which (A) Parent or any of its Subsidiaries will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the conduct of Parent or its Subsidiaries;

(ii)    any Contract (A) by its terms limiting the freedom or right of Parent or any of its Subsidiaries or Affiliates to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by Parent or any of its Subsidiaries, or (C) containing exclusivity obligations or otherwise limiting the freedom or right of Parent or any of its Subsidiaries or Affiliates to sell, distribute or manufacture any products or services for any other Person;

(iii)    any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to Parent or any of its Subsidiaries in an amount having an expected value in excess of $100,000 in the fiscal year ending December 31, 2023 or by Parent or any of its Subsidiaries in an amount having an expected value in excess of $100,000 in the fiscal year ending December 31, 2023 and in each case which cannot be cancelled by Parent or its Subsidiaries without penalty or further payment without more than ninety (90) days’ notice;

(iv)    any Contract relating to Indebtedness for borrowed money in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset) of Parent or any of its Subsidiaries or creating any material Liens with respect to any assets of Parent or any of its Subsidiaries;

(v)    any Contract with any Person constituting a joint venture, collaboration, partnership or similar profit sharing arrangement or requiring any Person to develop or commercialize any product, technology or service;

(vi)    any Contract (excluding any Parent Plan) that by its express terms requires Parent or any of its Subsidiaries, or any successor to, or acquirer of, Parent or any of its Subsidiaries, to make any payment to another Person as a result of a change of control of Parent or any of its Subsidiaries, as applicable (a “Parent Change of Control Payment”) or gives another Person a right to receive or elect to receive a Parent Change of Control Payment;

(vii)    any Contract that prohibits the declaration or payment of dividends or distributions in respect of the limited liability company interests, capital stock or other equity interests of Parent or its Subsidiaries, the pledging of the limited liability company interests, capital stock or other equity interests of Parent or its Subsidiaries or the issuance of any guaranty by Parent or any of its Subsidiaries;

(viii)    any material (A) in-bound license (other than Commercially Available Software) and (B) out-bound license of Intellectual Property Rights (other than non-exclusive licenses granted by Parent or any of its Subsidiaries in the ordinary course of business);

(ix)    any Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms;

(x)    any Contract relating to the disposition or acquisition of assets or rights (including equity interests) except for sales of inventory in the ordinary course of business;

(xi)    any Contract pursuant to which Parent or any of its Subsidiaries leases or subleases any material real property;

(xii)    any Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Parent in connection with this Agreement and the transactions contemplated hereby;

(xiii)    any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Parent or any of its Subsidiaries; or

(xiv)    any Contract requiring payment by or to the Parent or any of its Subsidiaries after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Parent or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, collaboration, development or other agreement currently in force under which the Parent or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Parent or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Parent or any of its Subsidiaries; or (D) license granted to any third party to manufacture or produce any product, service or technology of the Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Parent or any of its Subsidiaries, in each case, except for Contracts entered into in the ordinary course of business consistent with past practice;

(xv)    any Contract granting a right of first refusal, right of first offer, or similar right with respect to any assets of a Person or that contains any provision requiring the purchase of all or a material portion of requirements for a given product or service from another Person; or

(xvi)    any other Contract that is currently in effect and is required to be filed by Parent as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)    (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions;(ii) Parent and each of its Subsidiaries, and, to the Knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto, and to Parent’s Knowledge, no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any written notice of any such material default, event or condition. Parent has furnished or made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

Section 5.18    Insurance. Parent and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Section 5.18 of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid and (b) neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, no notice of cancellation or termination have been received with respect to any such policy. This Section 5.18 shall not apply to insurance relative to any Parent Plan.

Section 5.19    Properties.

(a)    Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets and properties, a valid leasehold interest in, all of its real properties and tangible assets and properties that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries, and the material tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)    Each of Parent and its Subsidiaries has complied with the terms of all real property leases to which it is a party (the “Parent Real Property Leases”), and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)    Section 5.19(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property owned by Parent or any of its Subsidiaries and (ii) all Parent Real Property Leases.

(d)    This Section 5.19 does not relate to Intellectual Property matters, which matters are the subject of Section 5.20.

Section 5.20    Intellectual Property; Data Privacy.

(a)    Section 5.20(a) of the Parent Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; (iv) domain names, in each case, owned or purported to be owned by Parent or any of its Subsidiaries ((i)-(iv) collectively, “Parent Registered IP”), indicating for each, (a) the name (or names for co-applicants/registrants/owners) of applicant/registrant and current owner, (b) the applicable jurisdiction, registration number (or application number), (c) the date issued (and date filed) and (d) the status (including the next action or payment and date due); and (v) a true and complete list of all unregistered Trademarks owned or purported to be owned by the Parent or any of its Subsidiaries that is material to the business. (A) All of the Parent Registered IP is subsisting and, to the Knowledge of Parent, valid and enforceable, in the case of any Parent Registered IP that is registered or issued, (B) no Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar Action and, to the Knowledge of Parent, no such Action is threatened with respect to any of the Parent Registered IP and (C) except as set forth on Section 5.20(a) of the Parent Disclosure Letter, Parent or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens of Parent and its Subsidiaries), all Parent Owned IP. All Parent Registered IP is in compliance in all material respects with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks and the payment of filing, examination, maintenance and other fees and the filing of responses, declarations and affidavits and compliance with any duty of disclosure with respect to Patents), have not been adjudged to be invalid or unenforceable in whole or in part, and are not subject to any fees, responses or actions falling due within ninety (90) days after the Closing Date.

(b)    Parent and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Parent or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information. There has been no unauthorized disclosure to any third party of any material confidential information or Trade Secrets owned by Parent or its Subsidiaries, except where such disclosure was permitted by Law. All of the material Parent Owned IP has been created by employees of the Parent or its Subsidiaries within the scope of their employment or by independent contractors of the Parent or its Subsidiaries or other Persons providing services to the Parent or its Subsidiaries who have executed contracts that expressly and irrevocably assign, using present tense assignment language, all right, title, and interest in such Parent Owned IP on a worldwide, royalty-free basis. To the Knowledge of Parent, no current or former employee, consultant, contractor, or potential partner or investor of the Parent or its Subsidiaries is in unauthorized possession of any of the material confidential information, Trade Secrets or software included in the Parent Owned IP. To the Knowledge of Parent, no current or former independent contractor engaged by the Parent or its Subsidiaries or other Person that has provided services to the Parent or its Subsidiaries (x) created any Parent Owned IP using the equipment, supplies, facilities, confidential information or Intellectual Property of, or in the course of work for, any other employer of or Person engaging the services of such independent contractor or such other Person that has provided services to the Parent or its Subsidiaries where such use would affect the Parent’s or its Subsidiaries’ rights in such Parent Owned IP or (y) in providing such services, violated any agreement between such independent contractor or such other Person and any other employer of or Person engaging the services of such independent contractor or such other Person.

(c)    (i) All material Parent Owned IP is free and clear of any covenants not to sue, encumbrances, joint ownership obligations or duties, or Action (other than (A) those occurring in the ordinary course of seeking and maintaining patents and other registrations of Intellectual Property, (B) Permitted Liens and (C) out-bound license of Intellectual Property Rights listed in Section 4.17(a)(viii)(B)), (ii) to the Knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries has not in the past six (6) years infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (iii) in the past six (6) years, neither Parent nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is, or may be, occurring or has, or may have, occurred, (iv) to the Knowledge of Parent, no Person is infringing, misappropriating, or diluting in any material respect any Parent Owned IP, and (v) in the past six (6) years, neither Parent nor its Subsidiaries has threatened to bring, and neither Parent nor its Subsidiaries has brought, any Action regarding the ownership, use, validity or enforceability of any Parent Owned IP. Except as set forth on Section 5.20(c) of the Parent Disclosure Letter, to the Knowledge of Parent, no Abbreviated New Drug Application referencing any Product of Parent or any of its Subsidiaries has been submitted to the FDA.

(d)    Parent Software. All software included in Parent Owned IP that is material to the business of Parent and its Subsidiaries (“Parent Software”) and, to the Knowledge of Parent, all software licensed from third parties that is material to the business of Parent and its Subsidiaries, is free from any significant defect or significant programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms in all material respects to the specifications thereof, if applicable, and, with respect to the Parent Software, Parent or its Subsidiaries possess or have rights to use, as applicable, the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language used for the development, maintenance, and implementation thereof, so that a trained computer programmer could reasonably be expected to maintain, support, compile and deploy the same, except in each case where such defect or error, or failure to operate or run, failure to conform, or failure to possess or have such rights would not have a Parent Material Adverse Effect. No ownership rights in the Parent Software have been transferred to any third party. Parent or its Subsidiaries is the sole and exclusive owner of the entire and unencumbered right, title, and interest in the Parent Software created by Parent or its Subsidiaries. Parent or its Subsidiaries has the right to use all software development tools, library functions, compilers, and other third party software that are currently used in the operation and/or modification of the Parent Software. Parent and its Subsidiaries have used commercially reasonable efforts to prevent the introduction into the Parent Software and software licensed from third parties, and such Parent Software does not contain, any unauthorized “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(e)    (i) Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Parent and its Subsidiaries (the “Parent IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the Knowledge of Parent, since January 1, 2020, there has been no unauthorized, unlawful, accidental or improper use, loss, destruction, disclosure, access, transmittal, modification, acquisition, unavailability, compromise or corruption of any information or data (including, without limitation, Personal Information and confidential information) stored, maintained or otherwise Processed (a “Security Incident”) by Parent and its Subsidiaries and (iii) since January 1, 2020, there have been no material failures, crashes, viruses, or actual or reasonably suspected Security Incidents affecting the Parent IT Systems. The Parent IT Systems function in accordance with their specifications without material defects or errors when used in accordance with such specifications and related documentation. Parent and its Subsidiaries have taken reasonable precautions to protect the confidentiality, integrity and security of the Parent IT Systems and all data and information stored or contained therein or transmitted thereby, including exercising reasonable care and due diligence in selecting third party service providers to host, maintain and protect Parent IT Systems and to provide commercially reasonable business continuity and disaster recovery services. Since January 1, 2020, there has been no continued substandard performance of any Parent IT Systems which has caused the substantial disruption or interruption in or to the use of the Parent IT Systems or the operation of the business of Parent and its Subsidiaries. The Parent IT Systems are in good working condition and are sufficient for the operation of the business of Parent and its Subsidiaries as currently conducted.

(f)    Since January 1, 2020, the Parent and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Commitments. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will materially breach any Privacy Laws.

(g)    The Parent and its Subsidiaries have established and maintain, and/or have exercised reasonable care and due diligence in selecting third party service providers to establish and maintain, commercially reasonable technical, physical and organizational measures designed to protect Company Data collected, used or held for use by the Parent or its Subsidiaries, or to which the Parent or its Subsidiaries have access or otherwise Process, against loss and unauthorized access, use, modification, disclosure, Processing or other misuse.

(h)    Since January 1, 2020, neither the Parent nor any of its Subsidiaries have experienced any material Data Security Breach.

(i)    Neither the Parent nor any of its Subsidiaries has received any written Order, request, warning, reprimand, inquiry, notification, allegation, or claim alleging that it is in violation of or has not complied, in any material respect, with any Privacy Commitment. Neither the Parent nor any of its Subsidiaries has receive been notified that it is currently and neither the Parent nor any of its Subsidiaries have previously been notified that they are under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Entity, (b) state, federal or foreign self-regulating body, or (c) any Person, regarding or alleging that the Processing of Personal Information by the Parent or any of its Subsidiaries is in violation of any Privacy Commitment. No Person has claimed or, to the Knowledge of the Parent or any of its Subsidiaries, threatened to claim, any material amount of compensation (or an offer for compensation) from the Parent or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.

(j)    To the Knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP, or to the Knowledge of Parent, exclusively licensed to Parent, and no Governmental Entity, university, college, other educational institution or research center has, to the Knowledge of Parent, any claim or right in or to such Intellectual Property.

(k)    Except as set forth on Section 5.20(k) of the Parent Disclosure Letter, the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in the loss of, or give rise to, any right of any Third Person to terminate or modify any of Parent’s or any Subsidiaries’ rights or obligations under any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent or any of its Subsidiaries.

Section 5.21    Takeover Laws. The Parent Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL with respect to Parent are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated by this Agreement. No other Takeover Laws or any similar anti-takeover provision in Parent’s Organizational Documents is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.22    Related Party Transactions. Since January 1, 2020 through the date of this Agreement, except with respect to any Parent Plans, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent, on the other hand (other than Parent’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.23    Certain Payments. Neither Parent nor any of its Subsidiaries (nor, to the Knowledge of Parent, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated, or is violating, any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.24    Brokers. No broker, investment banker, financial advisor or other Person, other than Canaccord Genuity LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s, opinion, success, transaction or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.25    Opinion of Financial Advisor. Parent has received the opinion of Canaccord Genuity LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.

Section 5.26    Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement, and Merger Sub has not engaged in any business other than in connection with the transactions contemplated by this Agreement.

Section 5.27   No Other Representations or Warranties. Except for the representations and warranties set forth in Article IV (as qualified by the Company Disclosure Letter) and any certificate delivered by the Company pursuant to Section 7.2(c), Parent acknowledges and agrees that none of the Company, its Subsidiaries or any other Person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty, express or implied, at law or in equity, with respect to any of it or any of its assets, liabilities or operations, and any such other representations or warranties are expressly disclaimed, and Parent has not relied on any such information or any representation or warranty not set forth in Article IV (as qualified by the Company Disclosure Letter) or any certificate delivered by the Company pursuant to Section 7.2(c).

ARTICLE VI
COVENANTS

Section 6.1    Conduct of Business.

(a)    Conduct of Business by the Company. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except (i) as consented to in writing in advance by Parent, (ii) as otherwise specifically required by this Agreement, (iii) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (iv) as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its material assets, rights and properties in good repair and condition and preserve its goodwill and maintain satisfactory relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and in compliance in all material respects with applicable Law, and shall continue to pay outstanding accounts payable and other current liabilities (including payroll) when due in payable). In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as (x) specifically required by this Agreement, as required by applicable Law or (y) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, equity interests or property) in respect of, any of the shares of capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire units of shares of capital stock or other equity interests of the Company or its Subsidiaries or grant any options, warrants, or rights to acquire any such shares of capital stock or other equity interests (except for withholding Taxes upon exercise of Company Options or Company Warrants, in each case outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date)), or (C) split, combine, reclassify or otherwise amend the terms of any of its shares of capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the repurchase of shares of Company Common Stock from terminated employees, directors or consultants or the issuance of shares of Company Common Stock issued upon the exercise of Company Options or Company Warrants or the conversion of Company Preferred Stock or Company Convertible Notes, in each case outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date));

(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Capital Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock issued upon the exercise of Company Options or Company Warrants or the conversion of Company Preferred Stock or Company Convertible Notes, in each case outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date));

(iii)    amend or otherwise change, or authorize the amendment or change of, the Company’s Organizational Documents (whether by merger, consolidation or otherwise);

(iv)    form any Subsidiary or directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated by this Agreement;

(v)    directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any Company Owned IP), except the granting of non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, the abandonment of Intellectual Property in the exercise of the good faith business judgment of the Company and the expiration of Intellectual Property in accordance with the applicable statutory term to the extent not extendable;

(vi)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)    (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness for borrowed money, or amend, modify or refinance any Indebtedness of borrowed money, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(viii)    incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $100,000;

(ix)    (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by the their terms in effect on the date of this Agreement of claims, liabilities or obligations incurred since the date of the financial statements in the ordinary course of business consistent with past practice, (B) cancel any material Indebtedness owed to the Company or any of its Subsidiaries or (C) waive, release, grant or transfer any right of material value;

(x)    (A) materially modify, materially amend, terminate, cancel or extend any Company Material Contract or (B)  other than in the ordinary course of business consistent with past practice, enter into any Contract that if in effect on the date hereof would be a Company Material Contract;

(xi)    except with respect to an Action to enforce its rights under this Agreement, commence any Action, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated by this Agreement) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $50,000 individually or $100,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; provided, however, that this clause (xi) shall not apply to any Action the defense of which is under the control of any insurer of the Company or any of its Subsidiaries;

(xii)    change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii)    make any change in the policies of the Company or any of its Subsidiaries as in effect on the date of this Agreement with respect to cash management practices, including the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, or otherwise make any change with respect to the management of working capital;

(xiv)    settle or compromise any material liability for Taxes; file any amended Tax Return or surrender any claim for a Tax refund; make, revoke or modify any entity classification or other material Tax election; file any Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes; or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than an agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), or change any method of accounting for Tax purposes;

(xv)    change its fiscal year;

(xvi)    except as required by the terms of any Company Plan as in effect immediately prior to the date of this Agreement, as required by applicable Law or as required to maintain the Tax qualified status of any Company Plan, (A) grant any Relevant Service Provider any increase in base salary or hourly wage rate, bonus opportunity or other material benefits (other than base salary (and corresponding annual bonus opportunity) increases made in the ordinary course of business consistent with past practice for employees whose annual base salary immediately prior to such increase does not exceed $75,000), or pay any bonus of any kind to any Relevant Service Provider, (B) grant or pay to any Relevant Service Provider any severance, change in control or termination pay, or make any modifications thereto or increases therein,(C) grant or amend any award of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units or other equity or equity-based awards, or remove or modify any restrictions in any Company Equity Plan or awards made thereunder, (D) adopt or enter into any collective bargaining agreement or other labor union Contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or otherwise, or (F) adopt, enter into or establish any new Company Plan or amend, modify or terminate any existing Company Plan;

(xvii)     (A) hire any employee at the executive level or higher or (B) other than in the ordinary course of business consistent with past practice, hire any other employee;

(xviii)    order or implement any plant closing, mass layoff or other similar action that requires the issuance of notice under the WARN Act or any similar state or local law;

(xix)    enter into any collective bargaining agreement or other Contract with any union, works council or other labor organization;

(xx)    terminate (or provide notice of termination to) any employee of the Company or any of its Subsidiaries with an annual base salary in excess of $150,000 or otherwise request that any such employee of the Company or any of its Subsidiaries resign, in each case other than for cause or poor performance (consistent with the Company’s past practices);

(xxi)    fail to keep in force any material insurance policies or replace or revise provisions regarding insurance coverage in any material respect, in each case with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(xxii)    renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries);

(xxiii)    participate in any inspections, scheduled meetings or teleconferences with, or correspond in writing, communicate or consult with the FDA without providing Parent (whenever feasible and to the extent permitted under applicable Law) with prior written notice and, within twenty four (24) hours from the time such written notice is delivered, the opportunity to consult with the Company with respect to such inspection, correspondence, communication or consultation;

(xxiv)    commence any new preclinical or clinical trial not initiated as of the date of this Agreement, or enter into any new line of business outside of its existing business;

(xxv)    enter into any new real property lease or amend the terms of any existing real property lease; or

(xxvi)    authorize any of, or commit or agree to take any of, the foregoing actions.

(b)    Conduct of Business by Parent. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except (i) as consented to in writing in advance by the Company, (ii) as otherwise specifically required by this Agreement, (iii) as set forth in Section 6.1(b) of the Parent Disclosure Letter, or (iv) as required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its material assets, rights and properties in good repair and condition and preserve its goodwill and maintain satisfactory relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and in compliance in all material respects with applicable Law and shall continue to pay outstanding accounts payable and other current liabilities (including payroll) when due in payable). In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except (x) as specifically required by this Agreement, as required by applicable Law or (y) as set forth in Section 6.1(b) of the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, equity interests or property) in respect of, any of the shares of capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Parent to its Parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Parent or its Subsidiaries or any options, warrants, or rights to acquire any such shares of capital stock or other equity interests, except for the withholding of shares of Parent Common Stock in satisfaction of the applicable exercise price and/or withholding Taxes upon the settlement of Parent RSUs or exercise of Parent Options or Parent Warrants, or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the repurchase of shares of Parent Common Stock from terminated employees, directors or consultants or issuance of shares of Parent Common Stock issued upon the exercise of Parent Options, Parent Warrants or settlement of Parent RSUs, in each case under this clause (i), outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date));

(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Parent on a deferred basis or other rights linked to the value of shares of Parent Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Parent Common Stock issued upon the exercise of Parent Options or Parent Warrants or settlement of Parent RSUs, in each case outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date)), except for any issuance of Parent Common Stock in connection with any equity financing the proceeds of which will be used to increase Parent Net Cash in excess of $12,000,000; provided, however, that Parent shall have informed the Company of a bona fide plan to take such action prior to the Company having exercised its rights under Section 8.1(h) herein;

(iii)    except as required to give effect to anything in contemplation of Closing (including the Parent Reverse Split, if any), amend or otherwise change, or authorize the amendment or change of, its certificate of incorporation or by-laws (or similar organizational documents) (whether by merger, consolidation or otherwise);

(iv)    form any Subsidiary or directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to Parent and its Subsidiaries, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated by this Agreement;

(v)    directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any Parent Owned IP), except (i) any Permitted Asset Disposition and (ii) the granting of non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, the abandonment of Intellectual Property in the exercise of the good faith business judgment of Parent and the expiration of Intellectual Property in accordance with the applicable statutory term to the extent not extendable;

(vi)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)    (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness for borrowed money, or amend, modify or refinance any Indebtedness of borrowed money, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than Parent or any direct or indirect wholly owned Subsidiary of Parent;

(viii)    incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $100,000;

(ix)    (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Parent SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any material Indebtedness owed to Parent or any of its Subsidiaries, or (C) waive, release, grant or transfer any right of material value, in each case other than any Permitted Asset Disposition;

(x)    (A)  materially modify, materially amend, terminate, cancel or extend any Parent Material Contract or (B) other than in the ordinary course of business consistent with past practice, enter into any Contract that if in effect on the date hereof would be a Parent Material Contract (other than any Contract for a Permitted Asset Disposition);

(xi)    except with respect to an Action to enforce its rights under this Agreement, commence any Action (other than an Action as a result of an Action commenced against Parent or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated by this Agreement) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $50,000 individually or $100,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Parent or any of its Subsidiaries; provided, however, that this clause (xi) shall not apply to any Action the defense of which is under the control of any insurer of Parent or any of its Subsidiaries;

(xii)    change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii)    make any change in the policies of the Company or any of its Subsidiaries as in effect on the date of this Agreement with respect to cash management practices, including the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, or otherwise make any change with respect to the management of working capital;

(xiv)    settle or compromise any material liability for Taxes; file any amended Tax Return or surrender any claim for a Tax refund; make, revoke or modify any entity classification or other material Tax election; file any Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes; or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than an agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), or change any method of accounting for Tax purposes;

(xv)    change its fiscal year;

(xvi)    except as required by the terms of any Parent Plan as in effect immediately prior to the date of this Agreement, as required by applicable Law or as required to maintain the tax qualified status of any Parent Plan, (A) grant any director, officer, employee or consultant any increase in base salary or hourly wage rate, bonus opportunity or other material benefits (other than base salary (and corresponding annual bonus opportunity) increases made in the ordinary course of business consistent with past practice for employees whose annual base salary immediately prior to such increase does not exceed $75,000), or pay any bonus of any kind to any current or former director, officer, employee or consultant, (B) grant or pay to any current or former director, officer, employee or consultant any severance, change in control or termination pay, or make any modifications thereto or increases therein (other than as the automatic and non-discretionary result of a permitted base salary or annual bonus opportunity increase under the immediately preceding clause (A)), (C) grant or amend any award of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units or other equity-based or equity-related awards, or remove or modify any restrictions in any Parent Equity Plan or awards made thereunder, (D) adopt or enter into any collective bargaining agreement or other labor union Contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Parent Plan or (F) adopt, enter into or establish any new Parent Plan or materially amend, modify or terminate any existing Parent Plan;

(xvii)    (A) hire any employee at the executive level or higher or (B) other than in the ordinary course of business consistent with past practice, hire any other employee;

(xviii)    terminate (or provide notice of termination to) any executive officer of Parent with an annual base salary in excess of $150,000 or otherwise request that any such executive officer resign, in each case other than for cause or poor performance (consistent with Parent’s past practices);

(xix)    fail to keep in force any material insurance policies or replace or revise provisions regarding insurance coverage in any material respect, in each case with respect to the assets, operations and activities of Parent and its Subsidiaries as currently in effect;

(xx)    renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Parent or any of its Subsidiaries (other than any exclusivity for a Permitted Asset Disposition);

(xxi)    participate in any inspections, scheduled meetings or teleconferences with, or correspond in writing, communicate or consult with the FDA without providing the Company (whenever feasible and to the extent permitted under applicable Law) with prior written notice and, within twenty four (24) hours from the time such written notice is delivered, the opportunity to consult with Parent with respect to such inspection, correspondence, communication or consultation;

(xxii)    commence any new preclinical or clinical trial not initiated as of the date of this Agreement, or enter into any new line of business outside of its existing business;

(xxiii)    enter into any new real property lease or amend the terms of any existing real property lease;

(xxiv)     after the Parent Net Cash is finalized pursuant to Section 6.24, incur any cash expense other than in the ordinary course of business consistent with past practices or in connection with the transactions contemplated by this Agreement (including payment of Transaction Related Expenses); or

(xxv)    authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.2    No Company Solicitation.

(a)    During the period between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors and officers to, and shall instruct the Company’s legal and financial advisors to: (i) following execution of this Agreement, immediately cease any existing solicitations, discussions or negotiations with any Third Persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal (a “Company Inquiry”) and (ii) as promptly as reasonably practicable following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Third Person in connection with a Company Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors and officers not to, and shall not authorize any of its or its Subsidiaries’ other Representatives to, during the period until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, (i) (A) directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any Company Inquiry, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with a Company Inquiry or a Company Acquisition Proposal, or (C) enter into, continue or otherwise participate in any discussions or negotiations with any Third Person with respect to a Company Inquiry or a Company Acquisition Proposal (other than informing such Third Persons of the provisions set forth in this Section 6.2(a)), (ii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Third Person with respect to the Company or any of its Subsidiaries (unless the Company Board concludes in good faith, after consultation with its outside legal advisors, that the failure to so waive, terminate, modify or fail to enforce would be inconsistent with its fiduciary duties under applicable Law) or (iii) enter into any letter of intent or agreement in principle or any agreement with any Third Person by or on behalf of the Company or any of its Subsidiaries providing for any Company Acquisition Proposal.

(b)    If the Company or any Representative of the Company receives a Company Acquisition Proposal or Company Inquiry at any time during the period until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, then the Company shall promptly inform (and in no event later than one (1) Business Day after the Company becomes aware of such Company Acquisition Proposal or Company Inquiry) Parent orally and in writing of such Company Acquisition Proposal or Company Inquiry (including the identity of the Person making or submitting such Company Acquisition Proposal or Company Inquiry, and the terms thereof). The Company shall keep Parent reasonably informed with respect to the status and terms of any such Company Acquisition Proposal or Company Inquiry and any material modification or proposed material modification thereto.

Section 6.3    No Parent Solicitation.

(a)    During the period between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall, and shall cause its Subsidiaries and Parent’s and its Subsidiaries’ respective directors and officers to, and shall instruct Parent’s legal and financial advisors to: (i) following execution of this Agreement, immediately cease any existing solicitations, discussions or negotiations with any Third Persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal (a “Parent Inquiry”) and (ii) as promptly as reasonably practicable following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Third Person in connection with a Parent Acquisition Proposal. Parent shall not, and shall cause its Subsidiaries and the Parent’s and its Subsidiaries’ respective directors and officers not to, and shall not authorize any of its or its Subsidiaries’ other Representatives to, during the period until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, (i) (A) directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any Parent Inquiry, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of Parent and its Subsidiaries to any Third Person in connection with a Parent Inquiry or a Parent Acquisition Proposal, or (C) enter into, continue or otherwise participate in any discussions or negotiations with any Third Person with respect to a Parent Inquiry or a Parent Acquisition Proposal (other than informing such Third Person of the provisions set forth in this Section 6.3(a)), (ii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Third Person with respect to the Company or any of its Subsidiaries (unless the Parent Board concludes in good faith, after consultation with its outside legal advisors, that the failure to so waive, terminate, modify or fail to enforce would be inconsistent with its fiduciary duties under applicable Law) or (iii) enter into any letter of intent or agreement in principle or any agreement with any Third Person by or on behalf of Parent or any of its Subsidiaries providing for any Parent Acquisition Proposal.

(b)    Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (1) Parent receives a written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (2) such Parent Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.3, (3) the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Parent Acquisition Proposal constitutes or could be reasonably likely to result in a Superior Proposal, and (4) the Parent Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of Parent under applicable Law, then Parent and its Representatives may (x) furnish information with respect to Parent and its Subsidiaries to the Third Person making such Parent Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; and (y) participate in discussions or negotiations with the Third Person making such Parent Acquisition Proposal regarding such Parent Acquisition Proposal, provided, that at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person and furnishes such non-public information to the Company (to the extent such information has not been previously furnished by Parent to the Company).

(c)    Neither the Parent Board nor any committee thereof shall:

(i)    make any Parent Adverse Recommendation Change; or

(ii)    cause or permit Parent or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Parent Acquisition Proposal, or agree in writing or publicly propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining Parent Stockholder Approval, (I) the Parent Board may, if the Parent has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not result from a breach of this Section 6.3) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal, and the Parent Board determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Parent under applicable Law, taking into account all adjustments to the terms of this Agreement that may be proposed by the Company pursuant to this Section 6.3(c), make a Parent Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in accordance with Section 8.1(g) to enter into an Alternative Acquisition Agreement for such Superior Proposal; provided, however, that the Parent Board may not make a Parent Adverse Recommendation Change in response to a Superior Proposal or so terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal, unless:

(A)     Parent notifies the Company in writing at least four (4) Business Days before taking that action of its intention to do so (the “Parent Notice Period”) (which notice shall not constitute a Parent Board Adverse Recommendation Change), and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that if there is any material amendment to the terms of such Superior Proposal after the commencement of the Parent Notice Period (including any revision in price or percentage of the combined company that Parent’s stockholders would receive as a result of such Superior Proposal), the Parent Notice Period shall be extended to ensure that at least two (2) Business Days remain in the Parent Notice Period subsequent to the date Parent notifies the Company of the material amendment) (it being understood that there may be multiple extensions); and

(B)    if the Company makes a proposal during such Parent Notice Period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company (if any), continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Parent Adverse Recommendation Change for such Superior Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law;

and (II) the Parent Board may make a Parent Adverse Recommendation Change in response to a Parent Intervening Event, if:

(1)    the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law;

(2)    Parent notifies the Company in writing at least four (4) Business Days before making a Parent Adverse Recommendation Change with respect to such Parent Intervening Event of its intention to do so and specifies the reasons therefor; and

(3)    if the Company makes a proposal during such five (4) Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company (if any), continues to determine in good faith (after consultation with outside counsel) that the failure to make such Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of Parent under applicable Law.

During the Parent Notice Period (in the event of a Superior Proposal) or four (4) Business Day period (in the event of a Parent Intervening Event) prior to its effecting a Parent Adverse Recommendation Change, Parent shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company so that the applicable Parent Acquisition Proposal ceases to constitute a Superior Proposal or the failure to make a Parent Adverse Recommendation Change with respect to such Parent Intervening Event would not be inconsistent with the Parent Board’s fiduciary duties to the stockholders of Parent under applicable Law.

(d)    In addition to the obligations of Parent set forth in Section 6.3(a), Parent promptly shall advise the Company in writing (and in any event within one (1) Business Day of Parent obtaining Knowledge) of the receipt by Parent, its Subsidiaries or any of their respective Representatives of any inquiry, proposal or offer that is reasonably likely to lead to or that contemplates a Parent Acquisition Proposal, in each case together with a description of the material terms and conditions of any such inquiry, proposal or offer, the identity of the Person making any such inquiry, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Parent shall thereafter keep the Company informed (orally and in writing) in all material respects on a prompt basis of the status and details of such inquiry, proposal or offer, including furnishing copies to the Company of any draft documentation, written summaries of any material oral inquiries or discussions and any amendments to the material terms and conditions thereof.

(e)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) taking and disclosing a position contemplated by Rules 14d-9 or 14e-2(a), promulgated under the Exchange Act regarding a Parent Acquisition Proposal, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or (iii) otherwise making any disclosure to Parent’s stockholders provided however, that any disclosure made by Parent or the Parent Board pursuant to the foregoing shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make additional disclosure would be inconsistent with fiduciary duties under applicable Law; provided further however, that Section 6.3(e)(iii) shall not be deemed to permit the Parent or the Parent Board to make a Parent Adverse Recommendation Change or take any of the actions referred to in Section 6.3(c) except to the extent permitted by Section 6.3(c) (it being understood than any “stop, look and listen” communication or similar communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed, in and of itself, a Parent Adverse Recommendation Change).

Section 6.4    Preparation of the Proxy Statement; Parent Stockholders’ Meeting.

(a)    As promptly as practicable after the date of this Agreement, and in no event more than 45 days following the date of this Agreement (or such later date that is five (5) Business Days after the Company Audited Financial Statements and, if then required to be included in the Registration Statement, the Company Interim Financial Statements, in each case meeting the requirements of Section 6.22(a) (including with respect to the audited financial statements, the audit opinion thereon and the consent of the auditor to include such financial statements in the Registration Statement) have been made available to Parent), Parent and the Company shall jointly prepare and Parent shall cause to be filed with the SEC, in preliminary form, the Registration Statement, in which the Proxy Statement relating to the special meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) will be included, in connection with the Parent Stockholder Matters and any other proposals mutually agreed by Parent and the Company.

(b)    Parent shall use its commercially reasonable efforts to (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (B) to keep the Registration Statement effective as long as is necessary to consummate the Parent Stockholder Matters and the other transactions contemplated hereby and (C) to ensure that the Registration Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Prior to the Effective Time, Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” Laws in connection with the Parent Stock Issuance and Parent and the Company shall furnish all information concerning themselves and their respective equityholders as may be reasonably requested in connection with any such action. Except with respect to a Parent Adverse Recommendation Change specifically permitted by Section 6.3, no filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by Parent without providing the Company and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Parent; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party hereunder.

(c)    To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Registration Statement or any supplement or amendment has been filed, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any other document filed or furnished to the SEC each time before any such document is filed or furnished with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).

(d)    The Company shall reasonably cooperate with Parent and provide, and require its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement, including as contemplated by Section 6.15. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of such Party’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(e)    Promptly after the Registration Statement is declared effective under the Securities Act, Parent shall take all action necessary under applicable Law to call, give notice of and hold the Parent Stockholders’ Meeting. Parent shall use commercially reasonable efforts to hold the Parent Stockholders’ Meeting as promptly as practicable after the Proxy Statement is declared effective under the Securities Act and, in any event, no later than forty-five (45) calendar days after the effective date of the Registration Statement; provided, however, in the event that Parent stockholder approval for the Parent Reverse Split is sought by Parent, Parent shall hold the Parent Stockholders’ Meeting no later than sixty (60) calendar days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited by it in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present, or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may recess, postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of sixty (60) days in connection with any postponements or adjournments, except as may be required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed Parent is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent stockholders prior to the Parent Stockholders’ Meeting or as required by applicable Law.

(f)    Subject to Section 6.3, Parent agrees that the Proxy Statement shall include the Parent Board Recommendation and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.4(e).

(g)          Without prejudice to Parent’s right to terminate this Agreement in accordance with Article VIII or Parent’s rights under Section 6.3, Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with this Section 6.4 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or Acquisition Proposal, or by any Parent Adverse Recommendation Change.

(h)    Notwithstanding the foregoing in this Section 6.4, following the date of this Agreement and prior to the filing of the Registration Statement with the SEC pursuant to Section 6.4(a), the Parties shall reasonably cooperate (and consult with Nasdaq, if the Parties deem appropriate), as applicable, regarding alternatives to the filing of the Registration Statement that the Parties mutually agree would reasonably be expected to expedite the consummation of the transactions contemplated by this Agreement, including conducting the Parent Stock Issuance by means of a private placement pursuant to Section 4(2) of the Securities Act and requiring the filing by Parent of a resale registration statement for the former holders of Company Common Stock receiving shares of Parent Common Stock in the Merger.

Section 6.5    Company Stockholder Approval.

(a)    No later than one (1) Business Day after the effective date of the Registration Statement, the Company shall obtain and deliver evidence to Parent of the execution and delivery of the Company Stockholder Written Consent from holders of Company Capital Stock (all of which holders shall have delivered properly completed and duly executed Company Stockholder Letter indicating that they are Accredited Holders), sufficient for the Company Stockholder Approval under the DGCL and the Company’s Organizational Documents, in lieu of a meeting pursuant to Section 228 of the DGCL and the Company’s Organizational Documents in a form reasonably acceptable to Parent, for purposes of (i) adopting and approving this Agreement and the transactions contemplated by this Agreement, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares of Company Capital Stock in connection with the Merger and thereby waives any rights to receive payment of the fair value of its shares of capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the transactions contemplated by this Agreement.

(b)    Reasonably promptly following receipt of the Company Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251 of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with Section 228 of the DGCL and the Organizational Documents of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 6.5 shall be subject to Parent’s advance review and reasonable approval. The Parties shall reasonably cooperate with each other and provide, and cause their respective Representatives to provide, the other Party and its Representatives with all true, correct and complete information regarding such Party or its Subsidiaries that is required to be included in the Stockholder Notice or reasonably requested to be included in the Stockholder Notice.

(c)    The Company agrees that: (i) the Company Board shall recommend to the Company’s stockholders the Company Board Recommendation; and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal shall be adopted or proposed. The Company shall use its commercially reasonable efforts to cause to be exercised promptly following the execution and delivery of this Agreement any rights it or its Affiliates have to require any holder of Company Capital Stock to deliver such holder’s written consent pursuant to the Company Stockholder Written Consent.

(d)    The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.5(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Acquisition Proposal.

Section 6.6    Access to Information; Confidentiality.

(a)    The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice, during the period prior to earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (i) to such information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as Parent or its Representatives may reasonably request (including the books and records of the Company and its Subsidiaries and Tax Returns filed and those in preparation and the work papers of its auditors) and (ii) reasonable access to all properties and personnel (in a manner so as to not unreasonably interfere with the normal business operations of the Company and its Subsidiaries).

(b)    Parent shall, and shall cause each of its Subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours and upon reasonable advance notice, during the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, to (i) such information concerning the business, properties, assets and personnel of Parent and its Subsidiaries as the Company or its Representatives may reasonably request (including the books and records of Parent and its Subsidiaries and Tax Returns filed and those in preparation and the work papers of its auditors) and (ii) reasonable access to all properties and personnel (in a manner so as to not unreasonably interfere with the normal business operations of Parent and its Subsidiaries).

(c)    This Section 6.6 shall not require a party hereunder to permit any access, or to disclose any information, that in its reasonable, good faith judgment (after consultation with outside counsel) would reasonably be expected to result in (i) any violation of any Law to which such party is subject or cause any privilege (including attorney-client privilege) which the such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information, provided that the parties shall use their commercially reasonable efforts to find a way to permit disclosure of such information, or (ii) if the Company and its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, are adverse parties in an Action, such information being reasonably pertinent thereto

(d)    All information shared pursuant to this Section 6.6 shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated October 18, 2022 (the “Confidential Disclosure Agreement”). No investigation pursuant to this Section 6.6 or information provided, made available or delivered to any party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.7    Commercially Reasonable Efforts.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, Third Persons, (ii) obtain all necessary Actions or non-Actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and fully to carry out the purposes of this Agreement; provided, however, that none of the Company, Parent or any of its respective Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the Company (with respect to the Company and its Subsidiaries) or Parent (with respect to Parent and its Subsidiaries). Each of the Parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Person and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement.

(b)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Party or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of such Party or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Company Common Stock) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

Section 6.8    Takeover Laws. Each of Parent, the Parent Board, the Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.9    Notification of Certain Matters. Parent and the Company shall promptly, but in no event later than one (1) Business Day after becoming aware, notify each other of (a) any notice or other communication received by such Party from (x) any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or (y) from any Person alleging that the consent of such Person is, or may be, required in connection with the transactions contemplated by this Agreement, (b) any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated by this Agreement or (c) any change, condition or event between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.2(a), Section 7.2(b), or Section 7.2(d) of this Agreement (in the case of the Company) or Section 7.3(a), Section 7.3(b), or Section 7.3(d) of this Agreement (in the case of Parent), to be satisfied; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. This Section 6.9 shall not constitute an obligation for purposes of Section 7.2(b) or Section 7.3(b).

Section 6.10    Indemnification, Exculpation and Insurance.

(a)    From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs (the “Indemnification Period”), Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer (or equivalent) of Parent, the Company or any of their respective Subsidiaries (each, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) by reason of the fact that the Indemnified Party is or was a director or officer of Parent, the Company or any of their respective Subsidiaries or (ii) arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated by this Agreement) (in each case, a “D&O Related Claim”), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation, within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    The provisions of the Organizational Documents of Parent and its Subsidiaries (including the Surviving Corporation) with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties that are presently set forth in their Organizational Documents shall not be amended, modified or repealed during the Indemnification Period in a manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law. During the Indemnification Period, Parent and the Surviving Corporation shall cause the Organizational Documents of Parent and the Surviving Corporation to contain, and Parent shall cause the Organizational Documents of its Subsidiaries (including the Surviving Corporation) to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties as those set forth in the Organizational Documents of Parent and its Subsidiaries (including the Surviving Corporation), respectively, as of the date of this Agreement.

(c)    From and after the Effective Time, Parent and the Surviving Corporation, shall, jointly and severally, fulfill and honor (or cause to be fulfilled or honored) in all respects the obligations of Parent its Subsidiaries (including the Surviving Corporation) to the applicable Indemnified Parties pursuant to any indemnification agreements between Parent, the Company or any of their respective Subsidiaries, on the one hand, and such Indemnified Parties, on the other hand, in each case as in effect as of the date of this Agreement, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)    During the Indemnification Period, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, (i) to the extent required as a result of the termination of coverage under Parent’s directors’ and officers’ liability insurance policy in effect prior to the Closing (including any renewal and/or continuation thereof), Parent shall purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” (the cost of which shall be a Parent Transaction Related Expense) for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the date on which the Effective Time occurs with respect to any claim related to any period of time at or prior to the Effective Time, with the scope of errors and omissions covered by such insurance reasonably comparable to that provided under Parent’s existing policies as of the date of this Agreement with respect to actual or alleged errors, misleading statements, acts, omissions, neglect, breaches of duty or matters claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby) (the “Parent D&O Tail Policy”). Additionally, at the Company’s request and at the Company’s sole expense (the expense for which shall be added to Parent Net Cash), Parent shall add the Company and its Subsidiaries as additional insureds solely in their capacity as Parent’s successors in interest on the Parent D&O Tail Policy on Parent’s behalf.

(e)    From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, pay all expenses, including reasonable attorneys’ fees, that are incurred by the Indemnified Parties in connection with their successful enforcement of the rights provided to such individuals in this Section 6.10.

(f)    The provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the Indemnified Parties by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(g)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.10. Parent shall cause such Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.10.

(h)    Notwithstanding any time limit herein to the contrary, if claim is made hereunder on or prior to the sixth (6th) anniversary of the date on which the Effective Time occurs, the provisions of this Section 6.10 (without regard to any such time limit) shall continue in effect with respect to such claim until the final disposition of such D&O Related Claim.

(i)    This Section 6.10 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Parent, the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties and their respective heirs, legatees, representatives, successors and assigns, in each case as if such Persons were party hereto. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.10 applies without the consent of the affected Indemnified Party, it being expressly agreed that the Indemnified Parties to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10.

Section 6.11    Stock Exchange Listing.

(a)    Parent shall use its commercially reasonable efforts, (i) to maintain its existing listing on Nasdaq until the Closing Date and to obtain approval of the listing of the combined company on Nasdaq, (ii) prepare and submit a notification form for the listing of the shares of Parent Common Stock to be issued in the Merger and cause such shares to be approved for listing (subject to official notice of issuance), (iii) to effect the Parent Reverse Split (to the extent Parent and the Company mutually agree is applicable and necessary to meet the requirements, if any, for the Nasdaq Listing Application), and (iv) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Parent shall pay all Nasdaq fees associated with the Nasdaq Listing Application (the cost of which shall be shared equally by Parent and the Company as a Parent Transaction Related Expense and a Company Transaction Related Expense, respectively).

(b)    Each of the Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each of the Parties will cooperate with the other as reasonably requested by the other with respect to the Nasdaq Listing Application and promptly furnish all information concerning itself and its stockholders or members, as the case may be, that may be required or reasonably requested in connection with any action contemplated by this Section 6.11.

Section 6.12    Public Announcements. Prior to the Effective Time, each of Parent and the Company shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release, announcement or statement made or proposed to be made in connection with and related to a Parent Adverse Recommendation Change, or any disclosures made in compliance with Section 6.3. Notwithstanding the foregoing, each of the Company and Parent may make any public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.12.

Section 6.13    Employee Matters.

(a)    For a period of twelve (12) months following the Closing Date, but not beyond the date on which a Parent Continuing Employee’s (as defined below) employment with the Company or any of its Subsidiaries terminates (the “Continuation Period”), Parent shall, or shall cause one of its Subsidiaries (including, after the Effective Time, the Surviving Corporation and their respective Subsidiaries) to, provide to each individual employed by Parent or any of its Subsidiaries immediately prior to the Effective Time (each, a “Parent Continuing Employee”) (i) the base salary or hourly wages and incentive compensation opportunity amounts that are no less favorable in the aggregate to those provided to the Parent Continuing Employee immediately prior to the Effective Time and (ii) all other employee benefits (excluding retiree medical, dental, vision, prescription drug, life insurance and defined benefit pension plan benefits) that are substantially comparable in the aggregate to the such employee benefits provided to the Parent Continuing Employee immediately prior to the Effective Time. Nothing herein shall prevent Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) from terminating the employment of any Parent Continuing Employee at any time and for any reason, including during the Continuation Period.

(b)    For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) providing benefits to any Continuing Employee after the Effective Time (the “Post-Effective Plans”), each employee who continues to be employed by Parent, the Company or any of their respective Subsidiaries immediately following the Effective Time (“Continuing Employees”) shall be credited with his or her years of service with Parent, the Company or any of their respective Subsidiaries and their respective predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Effective Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Effective Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Effective Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under such a Post-Effective Plan to be taken into account under such Post-Effective Plan with respect to the plan year in which participation in such Post-Effective Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Effective Plan.

(c)    Parent and the Company acknowledge and agree that all provisions contained in this Section 6.13 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any right to continued employment or service with Parent, the Company or any of their respective Subsidiaries. Without limiting the generality of the foregoing, nothing in this Section 6.13 shall be deemed to (i) establish or amend any Company Plan, Parent Plan or any other employee benefit plan, program or arrangement of any kind or (ii) limit the right of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to amend, merge or terminate any Post-Effective Plan, Company Plan or Parent Plan.

Section 6.14    Obligations of Merger Sub.

(a)    If required by applicable Law and the Organizational Documents of Merger Sub, Merger Sub will promptly after the execution of this Agreement and in any event no later than 11:59 p.m., Eastern time, on the date of this Agreement, submit this Agreement to Merger Sub’s stockholder for the purpose of approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, by written consent (the “Merger Sub Approval”), and Merger Sub shall use its commercially reasonable efforts to obtain the Merger Sub Approval as promptly as reasonably practicable after the date of execution of this Agreement and in any event no later than 11:59 p.m., Eastern time, on the date of this Agreement.

(b)    Merger Sub agrees that: (i) its board of directors shall unanimously recommend that its sole stockholder or sole member, as the case may be, vote to adopt and approve (or consent in writing to the adoption and approval of) this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval within the applicable time set forth in Section 6.14(a).

Section 6.15    Tax Matters.

(a)         Notwithstanding anything herein to the contrary, none of the Company, Parent or Merger Sub shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment. Prior to the Effective Time, Parent and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify for the Intended Tax Treatment. This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of Parent and the Company shall report the Merger consistent with the Intended Tax Treatment, in which no gain or loss is recognized by Parent, the Company, Parent’s stockholders, the holders of Company Capital Stock, the Company, or Merger Sub, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)         If, in connection with the preparation and filing of the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted, the Parties shall cooperate and use their respective reasonable best efforts to obtain any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement or any other filings with the SEC, including delivering to the applicable counsel representation letters necessary or appropriate to enable applicable counsel to issue a Tax opinion, subject to customary assumptions and limitations, in connection with any filings with the SEC, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with any such filings or exhibits. For the avoidance of doubt, in no event shall any such Tax opinion be a condition to Closing.

Section 6.16    FIRPTA Certificate. On or no more than thirty (30) days prior to the Closing Date, the Company shall provide Parent with (i) a certificate (in form and substance reasonably satisfactory to Parent) in accordance with Treasury Regulations Section 1.1445-2(c)(3) stating that it is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code, (ii) an accompanying notice pursuant to Treasury Regulations Section 1.897-2(h)(2) and (iii) proof of mailing of such notice and certificate to the IRS.

Section 6.17    Allocation Certificate.

(a)    The Company will prepare and deliver to Parent at least seven (7) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Common Stock (assuming the Preferred Stock Conversion and Notes Conversion), Company Options, and Company Warrants, (b) such holder’s name and address, (c) the number of shares of Company Common Stock held by each such holder and/or underlying the Company Options and Company Warrants as of such time, and (d) the number of shares of Parent Common Stock to be issued to such holder, or to underlie any Parent Option or Parent Warrant to be issued to such holder, pursuant to this Agreement in respect of the shares of Company Common Stock, Company Options, Company Warrants and Company Convertible Notes held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

(b)    Parent will prepare and deliver to the Company at least seven (7) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company setting forth (as of immediately prior to the Effective Time) the number of outstanding shares of Parent Common Stock (the “Parent Outstanding Equity Certificate”).

Section 6.18    Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 promulgated under the Securities Act reflecting the restrictions set forth in such Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

Section 6.19    Parent and Surviving Corporation Directors and Officers. Each of Parent and the Company shall use commercially reasonable efforts and take all necessary action so that immediately after the Effective Time:

(a)    (i) the Parent Board is comprised of seven (7) members, with two (2) such members designated by Parent and five (5) such members designated by the Company prior to the Closing, and (ii) the Persons listed in Exhibit D under the heading “Parent Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time. If any such Person listed in Exhibit D is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, Parent and the Company shall mutually agree upon a substitute individual prior to the Closing. The Persons listed in Exhibit D under the heading “Board Designees – Parent” shall be Parent’s designees pursuant to clause (i) of this Section 6.19 (which list may be changed by Parent at any time prior to the Closing by written notice to the Company to include different board designees who are reasonably acceptable to the Company) (the “Parent Designees”). The Persons listed in Exhibit D under the heading “Board Designees – Company” shall be the Company’s designees pursuant to clause (i) of this Section 6.19 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who are reasonably acceptable to Parent). Prior to the Closing, (i) the Company shall use commercially reasonable efforts to obtain the written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Effective Time, executed by each of the officers and directors of the Company listed on Exhibit D under the heading “Resigning Company Officers and Directors” and (ii) Parent shall use commercially reasonable efforts to obtain the written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Effective Time, executed by each of the officers and directors of Parent listed on Exhibit D under the heading “Resigning Parent Officers and Directors.”

(b)    (i) the Persons listed in Exhibit D under the heading “Surviving Corporation Directors” are appointed to the positions of directors of Surviving Corporation, to serve in such positions effective as of the Effective Time, and (ii) the Persons listed in Exhibit D under the heading “Surviving Corporation Officers” are elected or appointed, as applicable, to the positions of officers of Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any such Person listed in Exhibit D is unable or unwilling to serve as a director or officer of Surviving Corporation, as set forth therein, as of the Effective Time, Parent and the Company shall mutually agree upon a substitute individual prior to the Closing.

Section 6.20    Termination of Certain Agreements. The Company shall cause any Investor Agreements to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent, the Surviving Corporation or any of their respective Subsidiaries.

Section 6.21    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the transactions contemplated by this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least five (5) Business Days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to shares of Company Common Stock owned by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Section 6.22    Company Financial Statements.

(a)    To the extent not already provided to Parent as of the date of this Agreement, as promptly as reasonably practicable following the date hereof, the Company will furnish to Parent (i) audited financial statements for the fiscal years ended December 31, 2021 and December 31, 2022, for inclusion in the Proxy Statement and the Registration Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement, the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be. The Company Audited Financial Statements shall have been audited in accordance with the standards of the Public Company Accounting Oversight Board.

(b)    The Company shall reasonably cooperate with Parent and its accounting advisors in order to enable Parent to reasonably promptly determine whether such Party is or would be required to include pro forma financial statements related to the transactions contemplated by this Agreement for any periods prior to Closing in the reports to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, including the Proxy Statement, the Registration Statement and any other document related thereto. Such cooperation shall include providing to Parent and its accounting advisors reasonably promptly such financial information concerning the Company and its Subsidiaries as Parent may reasonably request and facilitating reasonable access to the Company’s accountants and employees of the Company and its Subsidiaries with related knowledge thereof in connection therewith.

(c)    To the extent not audited as of the date of this Agreement, the Company shall, at the Company’s sole expense, cause a nationally recognized independent public accounting firm reasonably acceptable to Parent to complete an audit for the Company’s consolidated financial statements for the fiscal year ended December 31, 2022, as soon as practicable following the date of this Agreement meeting the requirements set forth in Section 6.22(a) (the date the audits are so completed, the “Audit Completion Date”). Upon completion of the audit, the Company shall deliver a true and complete copy of such audited financial statements to Parent, together with the audit opinion thereon. The Company shall keep Parent reasonably informed as to the status and any material developments with respect to the audit.

Section 6.23    Stockholder Litigation.

(a)    Parent shall conduct and control the settlement and defense of any stockholder litigation against Parent or any of its directors or officers relating to this Agreement or the transactions contemplated by this Agreement; provided that any change in counsel advising Parent or any of its directors or officers with respect to such litigation, settlement or other resolution of any such stockholder litigation agreed to by Parent after the Effective Time shall be approved in advance by a majority of the Parent Designees for so long as any Parent Designees are still members of the Parent Board. Without limiting the foregoing, prior to the Effective Time, the Company shall have the opportunity to consult with Parent in connection with the defense and settlement of any such stockholder litigation, and Parent shall keep the Company reasonably apprised of any material developments in connection with any such stockholder litigation.

(b)    The Company shall conduct and control the settlement and defense of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement or the transactions contemplated by this Agreement. Without limiting the foregoing, prior to the Effective Time, the Company shall give Parent the opportunity to consult with the Company in connection with the defense and settlement of any such stockholder litigation, and the Company shall keep Parent reasonably apprised of any material developments in connection with any such stockholder litigation.

Section 6.24    Calculation of Parent Net Cash.

(a)    Section 6.24(a) of the Parent Disclosure Letter sets forth Parent’s good faith estimate of Parent Net Cash and the components thereof, calculated as if the Closing had occurred on March 27, 2023. The Parties agree that Parent Net Cash, including for purposes of the Parent Net Cash Schedule, will be calculated based on the same assumptions and methodologies used in preparing Section 6.24(a) of the Parent Disclosure Letter.

(b)    On or prior to the Determination Date, Parent shall deliver the Parent Net Cash Schedule to the Company. Upon the reasonable request of the Company, Parent shall make the work papers and back-up materials used or useful in preparing the Parent Net Cash Schedule available to the Company and, as reasonably requested by the Company, Parent’s accountants and counsel at reasonable times and upon reasonable notice. Within three (3) Business Days after Parent delivers the Parent Net Cash Schedule to the Company (the “Parent Net Cash Response Date”), subject to the terms and definitions of this Agreement, the Company will have the right to dispute any part of such Parent Net Cash Schedule by delivering a written notice to that effect to Parent (a “Company Dispute Notice”). Any Company Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the calculation of Parent Net Cash set forth in the Parent Net Cash Schedule. If on or prior to the Parent Net Cash Response Date, (i) the Company notifies Parent in writing that it has no objections to the Parent Net Cash Schedule or (ii) the Company fails to deliver a Company Dispute Notice, then Parent Net Cash as set forth in the Parent Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement. If the Company delivers a Company Dispute Notice on or prior to the Parent Net Cash Response Date, then members of senior management of Parent and the Company, and their applicable Representatives, shall promptly meet in person or telephonically at mutually agreed upon times and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(c)    If the Company delivers a Company Dispute Notice on or prior to the Parent Net Cash Response Date and Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash at the Anticipated Closing Date pursuant to Section 6.24(b) within three (3) calendar days after delivery of the Company Dispute Notice, then, in either case, Deloitte & Touche LLP or another nationally recognized independent public accounting firm mutually agreed upon by Parent and the Company (the “Accounting Firm”) shall be engaged to resolve any remaining disagreements as to the determination of Parent Net Cash at the Anticipated Closing Date, Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its engagement. Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used or useful in preparing the Parent Net Cash Schedule. Each of Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that the other Party is provided with the opportunity to attend any such presentations or discussions. The Accounting Firm shall be bound by the assumptions and methodologies used in preparing Section 6.24(a) of the Parent Disclosure Letter (in determining Parent Net Cash), and the determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. Such determination by the Accounting Firm shall be final and binding for purposes of this Agreement on the Parties. The Parties shall delay the Closing until two (2) Business Days after the resolution of the matters described in this Section 6.24(c). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Parent Net Cash. If this Section 6.24(c) applies, upon resolution of the determination of Parent Net Cash in accordance with this Section 6.24(c), the Parties shall not be required to re-new such determination again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date.

Section 6.25    Permitted Asset Disposition. Parent shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest the Potentially Transferable Assets to one or more third parties in one or a series of transactions prior to or concurrently with the Closing; provided, that any such Permitted Asset Disposition shall require, to the extent consistent with applicable Laws, the written consent of the Company, not to be unreasonably withheld, conditioned or delayed, if such Permitted Asset Disposition would create any post-disposition material liabilities for Parent following the Closing. Each Party acknowledges that Parent may not be successful in completing, or may determine not to proceed with, any Permitted Asset Dispositions. For clarity, if the Permitted Asset Dispositions are not completed prior to, concurrently with, or immediately following the Closing, the Potentially Transferable Assets shall be retained by Parent.

Section 6.26    Investor Presentations. Prior to the Closing, each of Parent and the Company shall, and shall use its commercially reasonable efforts to cause their respective Representatives to, reasonably cooperate with the other Party as requested by Parent or the Company, as applicable, in connection with the production of any (i) public statement or other public communication regarding the transactions contemplated by this Agreement or the business of Parent and the Surviving Corporation after the Effective Time or (ii) investor presentation that will be provided or disclosed publicly to stockholders or to any potential investors with respect to any prospective post-Closing financing to which the Parties shall mutually agree to pursue. No Party shall be required, under the provisions of this Section 6.26 or otherwise in connection with any such financing, (i) to provide pro forma financial statements or information, (ii) (A) to provide any cooperation that unreasonably interferes with the ongoing business of such Party or (B) to provide or disclose any information that would (1) in its good faith opinion, result in a violation of applicable Law or a loss of attorney-client or other privilege, (2) breach any obligation of confidentiality to any Third Person, or (3) in the discretion of such Party, is proprietary or competitively sensitive. In no event shall Parent or the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to such Party on the date of this Agreement or is not otherwise prepared in the ordinary course of business of such Party at the time requested by the other Party.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following conditions:

(a)    Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall each have been obtained.

(b)    No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of either Merger, the Parent Stock Issuance or the other transactions contemplated by this Agreement.

(c)    Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

(d)    Nasdaq Listing. (i) The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, (ii) the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing, subject to official notice of issuance, on Nasdaq after the Closing, and (iii) to the extent required by Nasdaq Marketplace Rule 5110, the Nasdaq Listing Application has been approved for listing (subject to official notice of issuance).

Section 7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by Parent, at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2(a) (other than de minimis inaccuracies), Section 4.4, Section 4.5(a)(i) and Section 4.24 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects all obligations required to be performed or complied by it under this Agreement at or prior to the Closing.

(c)    Officers’ Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.17 is true and accurate in all respects as of the Closing Date.

(d)    Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect.

(e)    Conversion of Securities. Subject to only the occurrence of the Effective Time, the Preferred Stock Conversion and the Notes Conversion shall have been completed, in accordance with Section 3.1(f) and Section 3.1(g), respectively, such that as of the Effective Time no shares of Company Preferred Stock or Company Convertible Notes shall be outstanding.

(f)    NIA Funding. The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that the Company’s funding mechanism awarded from the National Institute of Aging is in effect.

(g)    Company Lock-Up Agreements. The Lock-up Agreements for the parties set forth on Section A-2 of the Company Disclosure Letter will continue to be in full force and effect as of immediately following the Effective Time.

(h)    Termination of Investor Agreements. The Investor Agreements shall have been terminated.

Section 7.3    Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by the Company, at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 5.1(a), Section 5.2(a) (other than de minimis inaccuracies), Section 5.4, Section 5.5(a)(i) and Section 5.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects all obligations required to be performed or complied by it under this Agreement at or prior to the Closing.

(c)    Officers’ Certificate. The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent certifying as to (i) the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d) and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.17 is true and accurate in all respects as of the Closing Date.

(d)    Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Parent Material Adverse Effect.

(e)    Minimum Parent Net Cash. Parent shall have a minimum of $12,000,000 of Parent Net Cash, as set forth in the Parent Net Cash Schedule and determined in accordance with Section 6.24.

(f)    Resignations; Removals. Written resignations in forms satisfactory to the Company, dated as of the Closing Date, executed by the officers and directors of Parent and any Subsidiary who are not to continue as officers or directors of Parent or any of its Subsidiaries pursuant to Section 6.19 or the removal of such officers and directors of Parent and its Subsidiaries.

(g)    Board of Directors. Parent shall have caused the Parent Board to be constituted as set forth in Section 6.19 of this Agreement, effective as of the Effective Time.

(h)    Parent Lock-Up Agreements. The Parent Lock-Up Agreements for the parties set forth on Section A-2 of the Parent Disclosure Letter will continue to be in full force and effect as of immediately following the Effective Time.

(i)    Sarbanes-Oxley Certification. Neither the principal executive officer nor the principal financial officer of Parent shall have failed to provide, with respect to any Parent SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any required certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

Section 7.4    Frustration of Closing Conditions. (a) Parent may not rely on the failure of any condition set forth in Section 7.2 to be satisfied if such failure was proximately caused by any action or failure to act of Parent that constitutes a breach of this Agreement by Parent and (b) the Company may not rely on the failure of any condition set forth in Section 7.3 to be satisfied if such failure was proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement by the Company.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (unless otherwise specified below, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company:

(i)    if the Merger shall not have been consummated on or before August 31, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to Parent or the Company, as applicable, if such Party’s (or, in the case of Parent, Merger Sub’s) failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date, unless such failure was primarily caused by the other Party’s breach of any of its obligations under this Agreement, provided, further, that, in the event that the SEC has not declared the Registration Statement effective under the Securities Act by the date which is thirty (30) calendar days prior to the Outside Date, then Parent or the Company shall be entitled to extend the Outside Date for an additional sixty (60) calendar days by written notice to the other Party; or

(ii)    if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other Action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such Order or other Action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to Parent or the Company, as applicable, if such Party’s failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, such Order or other Action, unless such failure was primarily caused by the other Party’s breach of any of its obligations under this Agreement;

(c)    by Parent, if the Company Stockholder Approval shall not have been obtained and evidence thereof delivered to Parent in accordance with Section 6.5(a); provided, however, that once the Company Stockholder Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 8.1(c);

(d)    by Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor or, if the Parent Stockholders’ Meeting has been postponed or adjourned, at the final adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the Parent Stockholder Approval not being obtained, unless such failure was primarily caused by the Company’s breach of any of its obligations under this Agreement;

(e)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and (B) cannot be or, if curable, has not been cured by the earlier of (1) the Outside Date and (2) ten (10) days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the failure to fulfill in any material respect any of Parent’s obligations under this Agreement has been the cause of, or resulted in, the Company’s breach, unless such failure was primarily caused by the Company’s breach of any of its obligations under this Agreement; or

(f)    by the Company:

(i)    if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (i) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 and (ii) cannot be or, if curable, has not been cured by the earlier of (A) the Outside Date and (B) ten (10) days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(f)(i) if the failure to fulfill in any material respect any of the Company’s obligations under this Agreement has been the cause of, or resulted in, the Parent’s breach, unless such failure was primarily caused by Parent’s material breach of any of its obligations under this Agreement;

(ii)    prior to receipt of the Parent Stockholder Approval, if: (A) a Parent Adverse Recommendation Change shall have occurred, (B) a Parent Triggering Event shall have occurred, or (C) Parent or any then director or officer of Parent shall have Willfully Breached Section 6.3 of this Agreement; or

(g)    by Parent, prior to receipt of the Parent Stockholder Approval, if the Parent Board authorized Parent to enter into an Alternative Acquisition Agreement; provided however, that Parent shall not enter into any Alternative Acquisition Agreement unless (i) Parent has materially complied with its obligations under Section 6.3 and (ii) Parent concurrently pays to the Company the amount required by Section 8.3(c), if required to do so by Section 8.3(c).

(h)    by the Company, if at any time after the date of this Agreement and prior to the Closing, Parent Net Cash (as calculated in accordance with this Agreement) has fallen below $12,000,000 such that the condition to Closing in Section 7.3(e) would not be satisfied as of the Closing Date and such deficiency is not reasonably capable of being cured prior to the Closing Date.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

Section 8.2    Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of any Party, provided, that:

(a)    the Confidential Disclosure Agreement and the provisions of this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third-Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.15 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b)    the Company or Parent and Merger Sub may have liability as provided in Section 8.3; and

(c)    subject to Section 8.3(e), no such termination shall relieve any party from any liability or damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or a Fraud Claim, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 8.3    Fees and Expenses.

(a)    Except as set forth in this Section 8.3, Section 6.10(d), Section 6.11 and Section 6.24, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated. It is understood and agreed that (i) all fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated by this Agreement and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company in cash at or prior to the Closing, (ii) all fees and expenses incurred or to be incurred by Parent in connection with the transactions contemplated by this Agreement and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by Parent in cash at or prior to the Closing and (iii) certain fees and expenses may allocated differently for purposes of calculating Parent Net Cash as set forth in the respective definitions thereof.

(b)    If (i)(A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(d) or (B) this Agreement is validly terminated by the Company pursuant to Section 8.1(b)(i) or Section 8.1(f)(i), (ii) at any time after the date of this Agreement and prior to the Parent Stockholder Meeting, a Parent Acquisition Proposal shall have been publicly announced, disclosed or otherwise communicated to Parent or the Parent Board (which Parent Acquisition Proposal shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Parent enters into an Alternative Acquisition Agreement for the Parent Acquisition Proposal referred to in clause (ii) (which is subsequently consummated) or consummates a transaction in respect of the Parent Acquisition Proposal referred to in clause (ii), then Parent shall pay to the Company a nonrefundable fee in an amount equal to $765,000 (the “Company Termination Fee”) upon such consummation or entry into an Alternative Acquisition Agreement, as the case may be; provided, that solely for purposes of this Section 8.3(b), all references in the term Parent Acquisition Proposal to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more” and all references to “less than eighty percent (80%)” shall be deemed to be references to “less than fifty percent (50%)”; provided further, that if Parent does not timely receive applicable wire instructions from the Company prior to the payment deadline, then the Company Termination Fee will instead be payable within two (2) Business Days of Parent’s receipt from the Company of such wire instructions.

(c)    If (i) this Agreement is validly terminated by Parent pursuant to Section Section 8.1(g), Parent shall pay to the Company, concurrent with such termination, the Company Termination Fee or (ii) this Agreement is validly terminated by the Company pursuant to Section 8.1(f)(ii), Parent shall pay to the Company, within two (2) Business Days of the date of such termination, the Company Termination Fee; provided, however, that if Parent does not timely receive applicable wire instructions from the Company prior to the payment deadline, then such amount will instead be payable within two (2) Business Days of Parent’s receipt from the Company of such wire instructions.

(d)    Any Company Termination Fee due under this Section 8.3 shall be paid by wire transfer of same day funds to an account designated in writing by the Company to Parent. If Parent fails to pay when due any amount payable by it under this Section 8.3, and in order to obtain such payment the Company commences a suit that results in a judgment against Parent for such payment then (i) Parent shall reimburse the Company for reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the such suit, and (ii) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on (but excluding) the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)    The Parties agree that, notwithstanding anything in this Agreement to the contrary but subject to Section 8.2(a), payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company and the Company Related Parties against Parent, Merger Sub and any Parent Related Party following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the amounts payable pursuant to Section 8.3(b) or Section 8.3(c) on more than one occasion and (ii) following payment of the Company Termination Fee, (x) none of Parent, Merger Sub or any Parent Related Party shall have any further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent or Merger Sub giving rise to such termination, or the failure of the transactions contemplated by this Agreement to be consummated, (y) neither the Company nor any of the Company Related Parties shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Merger Sub or any Parent Related Party) or seek to obtain any recovery, judgment or damages of any kind against Parent, Merger Sub or any Parent Related Party in connection with or arising out of this Agreement or the termination thereof, any breach by any such Persons giving rise to such termination or the failure of the transactions contemplated by this Agreement to be consummated and (z) the Company and the Company Related Parties shall be precluded from any other remedy against Parent, Merger Sub and the Parent Related Parties, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such party giving rise to such termination or the failure of the transactions contemplated by this Agreement to be consummated; provided, however, that nothing in this Section 8.3(f) shall limit the rights of the Company under Section 9.10. Each of the Parties acknowledges that (i) the agreements contained in Section 8.3(b) and Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, (ii) without this agreement, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to Section 8.3(b) or Section 8.3(c), as the case may be, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.

Section 8.4    Amendment or Supplement. This Agreement may be amended, modified or supplemented by Parent and the Company by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after Parent Stockholder Approval has been obtained; provided, however, that after the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Parent without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of Parent and the Company at the time of such amendment.

Section 8.5    Extension of Time; Waiver. At any time prior to the Effective Time, Parent and the Company may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Parent Stockholder Approval has been obtained, no waiver shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Parent without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1    Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, when sent (provided that no “error message” or other notification of non-delivery is generated), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)    if to Parent or Merger Sub, to:

Diffusion Pharmaceuticals Inc.
300 East Main Street, Suite 201

Charlottesville, VA
Attention: Robert J. Cobuzzi, Jr., Ph.D.
                  William R. Elder
E-mail: rcobuzzi@diffusionpharma.com
             welder@diffusionpharma.com

with a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas

New York, New York 10036

Attention: David S. Rosenthal

                  John E. Alessi

E-mail: david.rosenthal@dechert.com

              john.alessi@dechert.com

(ii)    if to the Company, to:

EIP Pharma, Inc.

20 Park Plaza, Suite 424

Boston, Massachusetts 02116
Attention:      John Alam
E-mail:           jalam@eippharma.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111
Attention:      William C. Hicks

                      Scott M. Stanton

                      Jason S. McCaffrey
E-mail:          wchicks@mintz.com

                      smstanton@mintz.com

                      jsmccaffrey@mintz.com

Section 9.3    Certain Definitions. For purposes of this Agreement:

(a)    “Acceptable Confidentiality Agreement” means an executed confidentiality agreement containing terms (including a “standstill” provision that prohibits the making of an Acquisition Proposal to Parent (other than an Acquisition Proposal to Parent on a confidential, non-public basis)), in the aggregate, that are not less favorable in the aggregate to Parent than those contained in the Confidential Disclosure Agreement and that shall not prohibit compliance by Parent with Section 6.3.

(b)    “Accounting Firm” has the meaning set forth in Section 6.24(e).

(c)    “Accredited Holder” means any holder of Company Capital Stock that has properly completed and duly executed and delivered to Parent a Company Stockholder Support Agreement certifying in accordance with such agreement that such holder is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D promulgated under the Securities Act.

(d)    “Action” has the meaning set forth in Section 4.10.

(e)    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(f)    “Agreement” has the meaning set forth in the preamble.

(g)    “Allocation Certificate” has the meaning set forth in Section 6.17(a).

(h)   “Alternative Acquisition Agreement” means any acquisition agreement, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to a Parent Acquisition Proposal.

(i)    “Anticipated Closing Date” means the anticipated Closing Date (as mutually agreed in good faith by Parent and the Company).

(j)    “Applicable Company Shares” has the meaning set forth in Section 3.3(b).

(k)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(l)    “Cash and Cash Equivalents” means all (i) cash and cash equivalents (excluding restricted cash) and (ii) marketable securities.

(m)    “Certificate” has the meaning set forth in Section 3.3(b).

(n)    “Certificate of Merger” has the meaning set forth in Section 2.3.

(o)    “Chosen Courts” has the meaning set forth in Section 9.8.

(p)    “Closing” has the meaning set forth in Section 2.2.

(q)    “COBRA” has the meaning set forth in Section 4.13(c)(iv).

(r)    “Commercially Available Software” means commercially available software that has not been modified or customized by a Third Person for a Party and that is licensed pursuant to a non-negotiated agreement, and for which a Party or its Subsidiaries pay less than $100,000 in licensing or other fees per software title per annum.

(s)    “Company” has the meaning set forth in the Preamble.

(t)    “Company Acquisition Proposal” means any proposal or offer from a Third Person with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, contribution, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing, sale-leaseback or similar transaction, or otherwise, (A) of assets or businesses of the Company and its Subsidiaries that generate twenty percent (20%) or more of the consolidated net revenues or net income (for the twelve (12)‑month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent twenty percent (20%) or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of twenty percent (20%) or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement, or (C) pursuant to which the members of the Company immediately prior to the consummation of such transaction hold less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction.

(u)    “Company Board” has the meaning set forth in the Recitals.

(v)    “Company Board Recommendation” has the meaning set forth in Section 4.4(b).

(w)    “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(x)    “Company Change of Control Payment” has the meaning set forth in Section 4.17(a)(vi).

(y)     “Company Common Stock” means the common stock, $0.001par value per share, of the Company.

(z)    “Company Convertible Notes” means those certain (i) Convertible Promissory Notes of the Company, dated as of December 4. 2021, in the aggregate principal amount of $5,078,500, and (ii) Convertible Promissory Notes of the Company, dated as of December 10. 2021, in the aggregate principal amount of $6,000.000.

(aa)    “Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company, the Parent, or any of their respective Subsidiaries, as applicable.

(bb)     “Company Disclosure Letter” has the meaning set forth in Article IV.

(cc)    “Company Dispute Notice” has the meaning set forth in Section 6.24(d).

(dd)    “Company Equity Plan” means the EIP Pharma, Inc. 2018 Employee, Director and Consultant Equity Incentive Plan.

(ee)     “Company Audited Financial Statements” has the meaning set forth in Section 6.22(a).

(ff)    “Company Financial Statements” has the meaning set forth in Section 4.6(a).

(gg)    “Company Inquiry” has the meaning set forth in Section 6.2(a).

(hh)    “Company Interim Financial Statements” has the meaning set forth in Section 6.12(a).

(ii)    “Company Material Adverse Effect” has the meaning set forth in Section 4.1(a).

(jj)    “Company Material Contract” has the meaning set forth in Section 4.17(a).

(kk)    “Company Option” has the meaning set forth in Section 3.2(a).

(ll)     “Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries in whole or in part.

(mm)    “Company Plan” has the meaning set forth in Section 4.13(a).

(nn)    “Company Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company.

(oo)    “Company Real Property Leases” has the meaning set forth in Section 4.19(b).

(pp)    “Company Registered IP” has the meaning set forth in Section 4.20(a).

(qq)    “Company Related Party” means a Non-Recourse Party with respect to the Company.

(rr)    “Company Stockholder Approval” has the meaning set forth in Section 4.4(a).

(ss)    “Company Stockholder Letter” means a stockholder qualification letter substantially in the form attached as Schedule B to the Company Stockholder Support Agreement containing certifications by the undersigned stockholder that such holder is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D promulgated under the Securities Act.

(tt)     “Company Stockholder Support Agreement” has the meaning set forth in the Recitals.

(uu)    “Company Stockholder Written Consent” has the meaning set forth in the Recitals.

(vv)    “Company Termination Fee” has the meaning set forth in Section 8.3(b).

(ww)    “Company Transaction Related Expenses” means Transaction Related Expenses of the Company or any of its Subsidiaries.

(xx)    “Company Unregistered IP” has the meaning set forth in Section 4.20(a).

(yy)    “Company Warrant” means warrants exercisable for Company Common Stock.

(zz)    “Confidential Disclosure Agreement” has the meaning set forth in Section 6.6(d).

(aaa)    “Continuation Period” has the meaning set forth in Section 6.13(a).

(bbb)    “Continuing Employees” has the meaning set forth in Section 6.13(b).

(ccc)    “Contract” means any legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, Permit, concession or franchise, whether oral or written (including all amendments thereto).

(ddd)    “Control” (including the terms “controlled,” and “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(eee)    “Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of the Company, the Parent, or any of their Subsidiaries, as applicable, or any other act or omission that compromises the security, integrity, or confidentiality of information, including Personal Information.

(fff)    “D&O Related Claim” has the meaning set forth in Section 6.10(a).

(ggg)    “Delaware Secretary of State” has the meaning set forth in Section 2.3.

(hhh)    “Determination Date” means the date that is ten (10) days prior to the Anticipated Closing Date.

(iii)      “DFA” has the meaning set forth in Section 4.12(c).

(jjj)      “DGCL” has the meaning set forth in Recitals.

(kkk)    “Dissenting Shares” has the meaning set forth in Section 3.5.

(lll)      “Effective Time” has the meaning set forth in Section 2.3.

(mmm)    “Enforceability Exception” has the meaning set forth in Section 4.4(a).

(nnn)    “Environmental Law” has the meaning set forth in Section 4.15(b).

(ooo)    “Environmental Permits” has the meaning set forth in Section 4.15(a).

(ppp)    “ERISA” has the meaning set forth in Section 4.13(a).

(qqq)    “ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that, together with any Person, is (or, to the extent any Person has any ongoing liability with respect thereto, was) a member of a controlled group of organizations required to be treated as a single employer for purposes of Section 414 of the Code or Section 4001 of ERISA.

(rrr)    “Exchange Act” means the Securities Exchange Act of 1934.

(sss)    “Exchange Agent” has the meaning set forth in Section 3.3(a).

(ttt)    “Exchange Fund” has the meaning set forth in Section 3.3(a).

(uuu)    “Exchange Ratio” means, subject to Section 3.1, the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

●     “Company Allocation Percentage” means 1.00 minus the Parent Allocation Percentage.

●    “Company Merger Shares” means a number of shares equal to (i) the Post-Closing Parent Shares minus (ii) the Parent Outstanding Shares.

●    “Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the cashless exercise of all Company Options outstanding as of immediately prior to the Effective Time with an exercise price less than the Parent Closing Price (on a converted to Company Common stock basis) and (ii) the issuance of shares of Company Capital Stock in respect of all warrants, restricted stock units or other similar rights to receive such shares (assuming cashless exercise using the Parent Closing Price (on a converted to Company Common Stock basis), whether conditional or unconditional and including any outstanding warrants, restricted stock units or other similar rights (including the Company Convertible Notes, any other convertible notes and accrued interest in connection therewith and any accrued dividends on Company Capital Stock) triggered by or associated with the consummation of the Merger (but excluding any shares of Company Common Stock reserved for issuance). For the avoidance of doubt, (i) no out-of-the-money Company Options shall be included in the total number of shares of Company Capital Stock outstanding for purposes of determining the Company Outstanding Shares and (ii) the Company Outstanding Shares shall include any shares issued or issuable in respect of the Preferred Stock Conversion.

●    “Parent Allocation Percentage” means 0.2275 provided, however, to the extent that the Parent Net Cash determined pursuant to Section 6.24 (i) is less than $13,500,000, then 0.2275 shall be reduced by 0.0005 for each $100,000 that the Parent Net Cash as so determined is less than $13,500,000 (for example, the Parent Allocation Percentage would be 0.2225 if the Parent Net Cash determined pursuant to Section 6.24 is $12,500,000) and (ii) is more than $14,500,000, then 0.2275 shall be increased by 0.0005 for each $100,000 that the Parent Net Cash as so determined is more than $14,500,000 (for example, the Parent Allocation Percentage would be 0.2325 if the Parent Net Cash determined pursuant to Section 6.24 is $15,500,000).

●    “Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and assuming, without limitation or duplication, (i) with respect to Parent Options and Parent Warrants, the cashless exercise solely of those Parent Options and Parent Warrants outstanding as of immediately prior to the Effective Time with an exercise price less than the Parent Closing Price (and otherwise disregarding any other Parent Options and Parent Warrants), (ii) the settlement of each Parent RSU that is outstanding immediately prior to the Effective Time for an equivalent number of shares of Parent Common Stock and (iii) the issuance of shares of Parent Common Stock in respect of all other warrants, restricted stock units or other similar rights to receive such shares (assuming cashless exercise using the Parent Closing Price in the case of warrants and other similar rights), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Parent Common Stock reserved for issuance), in each case after giving effect to the Parent Reverse Split (to the extent Parent and the Company mutually agree is applicable and necessary to meet the requirements, if any, for the Nasdaq Listing Application). For the avoidance of doubt, (i) no out-of-the-money Parent Options or Parent Warrants shall be included in the total number of shares of Parent Common Stock outstanding for purposes of determining the Parent Outstanding Shares and (ii) any shares issued in connection with an equity financing permitted pursuant to Section 6.1(b)(ii) shall be included in the total number of shares of Parent Common Stock outstanding for purposes of determining the Parent Outstanding Shares.

●    “Post-Closing Parent Shares” means the quotient (rounded to the nearest whole share) determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

(vvv)      “Excluded Shares” has the meaning set forth in Section 3.1(b).

(www)    “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

(xxx)      “FDCA” has the meaning set forth in Section 4.12(a).

(yyy)    “Fraud Claim” means, with respect to any Party to this Agreement, a claim by any other Party against such first Party for common law liability under Delaware law for its actual and intentional fraud with respect to the making of representations and warranties pursuant to Article IV (in the case of the Company) or Article V (in the case of Parent or Merger Sub) (or any certificate delivered pursuant to Section 7.2(c) or Section 7.3(c), but solely in respect of such representations or warranties); provided such actual and intentional fraud of such party shall only be deemed to exist if such party itself (and not any other Person on its behalf (including any agents, representatives or Affiliates (or any employees of any of the foregoing)) of such party) makes a knowing and intentional misrepresentation of a material fact with respect to the making of a representation in Article IV or Article V, as the case may be, with the intent that the other party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under applicable Law. For the avoidance of doubt, for the purposes of this Agreement, “Fraud Claim” shall exclude any claims for equitable fraud, constructive fraud, reckless fraud or negligent fraud.

(zzz)     “Governmental Entity” means any supranational, national, federal, state, provincial, county, municipal, local or foreign or other government, any instrumentality, subdivision, court or other tribunal, administrative agency, or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority and any self-regulatory organization (including Nasdaq).

(aaaa)    “Hazardous Substance” has the meaning set forth in Section 4.15(c).

(bbbb)     “Indebtedness” means, as of a specified date, collectively, with respect to the Company or Parent, without duplication, the sum of all amounts immediately prior to the Closing owing by such Person and its Subsidiaries with respect to all (a) indebtedness for borrowed money of such Person and its Subsidiaries and all obligations evidenced by bonds, debentures, notes or other similar instruments, (b) obligations under letters of credit, bankers’ acceptances, surety or performance bonds, bank guarantees or similar facilities, (c) cash obligations owed under any lease agreements, including property and equipment lease agreements, (d) purchase money obligations, conditional sale obligations, obligations under any title retention agreements and all other obligations relating to deferred purchase price for property, assets, securities or services (which excludes trade payables incurred in the ordinary course of business), including any “earnout,” contingent consideration or similar payments constituting acquisition consideration to the extent required to be shown as a balance sheet liability in accordance with GAAP and solely to the extent earned in accordance with the underlying definitive acquisition documentation and then due and payable, (e) all obligations of such Person and its Subsidiaries under any interest rate, currency swap, hedging or other derivative transactions, (f) any obligation of such Person and its Subsidiaries in respect of any Taxes the payment or remittance of which was deferred pursuant to the CARES Act or any similar COVID-19 Measures that remains unpaid as of such date, (g) all declared and unpaid distributions of such Person, (h) an amount equal to a prorated portion (based on the number of days elapsed in 2023 through such date) of the annual bonuses of employees of such Person and its Subsidiaries in respect of 2023 determined based on bonus accruals in the ordinary course consistent with past practice and pursuant to the terms of any applicable Company Plans or Parent Plans, as applicable, (i) the amount of any underfunded obligation of such Person and its Subsidiaries under any defined benefit pension, deferred compensation or retiree medical, dental, vision or life insurance plan, and (j) the amount of severance due to any Relevant Service Provider whose employment or other service was terminated or who received or provided a notice of termination, in any case, at any time prior to such date, including, in each case, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing.

(cccc)    “Indemnification Party” has the meaning set forth in Section 6.10(a).

(dddd)    “Indemnification Period” has the meaning set forth in Section 6.10(a).

(eeee)    “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable Law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(ffff)    “Intended Tax Treatment” has the meaning set forth in the Recitals.

(gggg)  “IRS” has the meaning set forth in Section 4.13(a).

(hhhh)   “IT Systems” has the meaning set forth in Section 4.20(e).

(iiii)    “Knowledge” of any Party means (i) with respect to the Company or any of its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.3(iiii) of the Company Disclosure Letter; and (ii) with respect to Parent or any of its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.3(iiii) of the Parent Disclosure Letter; in each case of (i) and (ii), after reasonable inquiry.

(jjjj)      “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, Order or other legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity having applicable jurisdiction (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

(kkkk)     “Letter of Transmittal” has the meaning set forth in Section 3.3(b).

(llll)        “Lien” means any charge, mortgage, pledge, security interest, lien, purchase agreement, option, restriction on transfer of title or voting, title retention or similar agreement or other encumbrances, other than securities transfer restrictions that customarily arise under securities Laws.

(mmmm) “Lock-Up Agreements” has the meaning set forth in the Recitals.

(nnnn)    “Measurement Date” has the meaning set forth in Section 4.2(a).

(oooo)    “Merger” has the meaning set forth in the Recitals.

(pppp)    “Merger Consideration” has the meaning set forth in Section 3.1(a).

(qqqq)    “Merger Sub” has the meaning set forth in the preamble.

(rrrr)    “Merger Sub Approval” has the meaning set forth in Section 6.14(a).

(ssss)    “Merger Sub Board” has the meaning set forth in the Recitals.

(tttt)       “Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

(uuuu)    “Nasdaq Listing Application” has the meaning set forth in Section 6.11(a).

(vvvv)    “Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, financing sources, successors, heirs, beneficiaries or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, financing sources, successors, heirs, beneficiaries or assignee of any of the foregoing).

(wwww)  “Notes Conversion” has the meaning set forth in Section 3.1(g).

(xxxx)    “Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Entity or arbitrator.

(yyyy)  “Organizational Document” means any charter, certificate of formation, certificate of incorporation, articles of organization, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments of any Person.

(zzzz)    “Permitted Asset Disposition” means a disposition of any of Parent’s rights in a Potentially Transferable Asset, including, without limitation, any intellectual property rights, data, regulatory documentation, permits or inventory, consummated (or pursuant to an agreement entered into) prior to the Effective Time in accordance with Section 6.25.

(aaaaa)    “Parent” has the meaning set forth in the preamble.

(bbbbb)   “Parent Acquisition Proposal” means any proposal or offer from a Third Person with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, contribution, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing, sale-leaseback or similar transaction, or otherwise, (A) of assets or businesses of Parent and its Subsidiaries that generate twenty percent (20%) or more of the consolidated net revenues or net income (for the twelve (12)‑month period ending on the last day of Parent’s most recently completed fiscal quarter) or that represent twenty percent (20%) or more of the total assets (based on fair market value) of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than with respect to a Permitted Asset Disposition, (B) of twenty percent (20%) or more of any class of capital stock, other equity securities or voting power of Parent, any of its Subsidiaries or any resulting parent company of Parent, in each case other than the transactions contemplated by this Agreement, or (C) pursuant to which the stockholders of Parent immediately prior to the consummation of such transaction hold less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction.

(ccccc)    “Parent Adverse Recommendation Change” means the Parent Board or a committee thereof: (i) withdrawing (or modifying or qualifying in any manner adverse to the Company) the Parent Board Recommendation, (ii) within five (5) Business Days of a tender or exchange offer for shares of Parent Common Stock having been commenced that would have the effect of precluding the Merger, failing to publicly recommend against such tender or exchange offer, (iii) failing to include in the Proxy Statement that is mailed to Parent’s stockholders the Parent Board Recommendation, (iv) approving or otherwise declaring advisable, or recommending the approval by the Parent stockholders of, any Parent Acquisition Proposal, (v) other than in the context of a tender or exchange offer for shares of Parent Common Stock, failing to publicly reaffirm (if so requested by the Company) the Parent Board Recommendation after the date any Parent Acquisition Proposal or any material modification thereto (which request shall only be made once per Parent Acquisition Proposal or material modification) is first publicly announced, within five (5) Business Days after a request to do so by the Company.

(ddddd)      “Parent Audited Financial Statements” means the audited consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2020, December 31, 2021 and December 31, 2022 and the related audited consolidated statements of operation, comprehensive loss, members’ equity and cash flows for the fiscal year or relevant period ended December 31, 2020, December 31, 2021 and December 31, 2022, respectively, together with all of the related notes and schedules thereto, accompanied by the reports thereon of Parent’s independent auditors.

(eeeee)         “Parent Board” has the meaning set forth in the Recitals.

(fffff)           “Parent Change of Control Payment” has the meaning set forth in Section 5.17(a)(vi).

(ggggg)        “Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending five (5) trading days immediately prior to the date upon which the Effective Time occurs.

(hhhhh)        “Parent Common Stock” has the meaning set forth in the Recitals.

(iiiii)            “Parent Continuing Employee” has the meaning set forth in Section 6.13(a).

(jjjjj)            “Parent D&O Tail Policy” has the meaning set forth in Section 6.10(d).

(kkkkk)        “Parent Designees” has the meaning set forth in Section 6.19(a).

(lllll)            “Parent Disclosure Letter” has the meaning set forth in Article V.

(mmmmm)   “Parent Dispute Notice” has the meaning set forth in Section 6.24(b).

(nnnnn)        “Parent Equity Plan” means the Diffusion Pharmaceuticals Inc. 2015 Equity Incentive Plan, as amended.

(ooooo)        “Parent Inquiry” has the meaning set forth in Section 6.3(a).

(ppppp)      “Parent Intervening Event” means a material fact, event, change, development or circumstance that was not known or reasonably foreseeable to the Parent Board prior to Parent’s execution of this Agreement, which fact, event, change, development or circumstance, or any material consequence thereof, becomes known to the Parent Board after the date of this Agreement and prior to the receipt of the Parent Stockholder Approval, which fact, event, change, development or circumstance is material to Parent and does not relate to (A) a Parent Acquisition Proposal, inquiry or the consequences thereof, (B) the announcement, pendency or consummation of the Merger or any actions required to be taken pursuant to this Agreement, (C) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, or (D) any change in the price of Parent Common Stock (it being acknowledged that any underlying cause of any change in the price of Parent Common Stock may be taken into account for purposes of determining whether a Parent Intervening Event has occurred for purposes of this clause (D)).

(qqqqq)        “Parent IT Systems” has the meaning set forth in Section 5.20(e)(i).

(rrrrr)           “Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

(sssss)          “Parent Material Contract” has the meaning set forth in Section 5.17(a).

(ttttt)           “Parent Net Cash” means (A) Parent’s and its Subsidiaries’ Cash and Cash Equivalents as of the Anticipated Closing Date, determined in a manner consistent with the manner in which such items were determined in the Parent Audited Financial Statements, minus (B) the sum of (without duplication) of: (i) Parent’s and its Subsidiaries’ accounts payable and accrued expenses (including accrued tax liabilities, Parent Transaction Related Expenses, unpaid fees and expenses incurred with respect to Parent’s audit of its consolidated financial statements for the fiscal year ended December 31, 2022 and actual unpaid wind-down costs associated with discontinued clinical trials and lab, R&D and related operations, if any) and Parent’s and its Subsidiaries’ other current liabilities payable in cash, in each case as of the Anticipated Closing Date and determined in a manner consistent with the manner in which such items were determined in the Parent Audited Financial Statements (except to the extent such amounts are non-cash liabilities with respect to individuals offered employment as Continuing Employees or who will otherwise be continuing to provide services to Parent or any of its Subsidiaries following the Effective Time). Notwithstanding the foregoing, Parent Net Cash shall be increased by an amount equal to the sum of (without duplication): (1) Parent’s and its Subsidiaries’ accounts receivable, deposits and prepaid expenses (including prepaid premiums for directors’ and officers’ insurance, if any, or any credit due to Parent or any of its Subsidiaries arising from the early termination of Parent’s existing insurance policies the value of which is reasonably expected to be realized by the Surviving Company) and the pre-paid public company expenses listed or described on Section A-3 of the Parent Disclosure Letter), (2) any out of pocket fees and expenses incurred by Parent or any of its Subsidiaries after the date of this Agreement and prior to the Effective Time in connection with actions taken at the written request of the Company other than pursuant to, and in accordance with, this Agreement, (3) any out of pocket fees and expenses, if any, incurred by Parent or any of its Subsidiaries pursuant to the last sentence of Section 6.10(d), if applicable, (4) fifty percent (50%) of the aggregate amount of all fees and expenses incurred by Parent and its Subsidiaries in connection with the filing and mailing, as applicable, of the Registration Statement and the Proxy Statement, (5) fifty percent (50%) of the Parent Stockholder Litigation Costs, (6) any cash proceeds from a Permitted Asset Disposition that are not distributed to the stockholders of Parent prior to the Effective Time, and (7) fifty percent (50%) of the aggregate amount of all fees and expenses incurred by Parent and its Subsidiaries in connection with the listing of shares of Parent Common Stock with Nasdaq pursuant to Section 6.11.

(uuuuu)        “Parent Net Cash Response Date” has the meaning set forth in Section 6.24(d).

(vvvvv)        “Parent Net Cash Schedule” means a written schedule prepared in accordance with Section 6.24(c) and certified by the Chief Financial Officer of Parent, on behalf of Parent and not in his or her personal capacity, setting forth, in reasonable detail, Parent’s good faith estimate of Parent Net Cash as of the Anticipated Closing Date.

(wwwww)    “Parent Notice Period” has the meaning set forth in Section 6.3(d)(ii)(A).

(xxxxx)        “Parent Option” means an option to acquire Parent Common Stock.

(yyyyy)        “Parent Outstanding Equity Certificate” has the meaning set forth in Section 6.17(b).

(zzzzz)         “Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries in whole or in part.

(aaaaaa)       “Parent Plan” has the meaning set forth in Section 5.13.

(bbbbbb)      “Parent Preferred Stock” has the meaning set forth in Section 5.2.

(cccccc)       “Parent Real Property Leases” has the meaning set forth in Section 5.19(a).

(dddddd)      “Parent Related Party” means a Non-Recourse Party with respect to Parent.

(eeeeee)       “Parent Registered IP” has the meaning set forth in Section 5.20(a).

(ffffff)          “Parent Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio mutually agreed to by Parent and the Company that is effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

(gggggg)      “Parent RSU” has the meaning set forth in Section 5.2.

(hhhhhh)      “Parent SEC Documents” has the meaning set forth in Section 5.6(a).

(iiiiii)           “Parent Stock Issuance” has the meaning set forth in the Recitals.

(jjjjjj)           “Parent Stockholder Approval” has the meaning set forth in Section 5.4(a).

(kkkkkk)    “Parent Stockholder Litigation Costs” means the aggregate amount of any fees, and expenses, including settlement costs and/or reasonable attorney’s fees, incurred in connection with any threatened or actual stockholder litigation arising or resulting from this Agreement or the transactions contemplated by this Agreement and that may be brought in connection with or on behalf of any Parent stockholder’s interest in Parent Common Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy), to the extent that such costs or expenses have otherwise reduced Parent Net Cash.

(llllll)           “Parent Stockholder Matters” means the approval of (i) the amendment of Parent’s certificate of incorporation to effect the Parent Reverse Split (to the extent Parent and the Company mutually agree is applicable and necessary to meet the requirements, if any, for the Nasdaq Listing Application), (ii) the Parent Stock Issuance and (iii) any other proposals Parent and the Company mutually agree is necessary or desirable to consummate the transactions contemplated by this Agreement.

(mmmmmm)    “Parent Stockholders’ Meeting” has the meaning set forth in Section 6.4(a).

(nnnnnn)      “Parent Service Provider” means any current or former director, officer, employee or other individual service provider of Parent or any of its Subsidiaries.

(oooooo)     “Parent Stock Issuance” means the issuance, on the terms and subject to the conditions set forth in this Agreement, of the shares of Parent Common Stock or other securities of Parent that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the Merger to the holders of Company Capital Stock, Company Options and Company Warrants in connection with the transactions contemplated by this Agreement and the change of control of Parent resulting from the transactions contemplated by this Agreement, in each case pursuant to the Nasdaq rules.

(pppppp)      “Parent Transaction Related Expenses” means Transaction Related Expenses of Parent or any of its Subsidiaries which for avoidance of doubt shall include the payments set forth on Section 9.3(pppppp) of the Parent Disclosure Schedule.

(qqqqqq)     “Parent Triggering Event” shall be deemed to have occurred if: (i) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Adverse Recommendation Change; (ii) the Parent Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; or (iii) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to the terms of this Agreement).

(rrrrrr)          “Parent Registered IP” has the meaning set forth in Section 5.20(a).

(ssssss)         “Parent Unregistered IP” has the meaning set forth in Section 5.20(a).

(tttttt)           “Parent Warrants” has the meaning set forth in Section 5.2.

(uuuuuu)      “Party” or “Parties” has the meaning set forth in the preamble.

(vvvvvv)      “Payor” has the meaning set forth in Section 3.4.

(wwwwww)    “PBGC” has the meaning set forth in Section 4.13(c)(iii).

(xxxxxx)       “Pension Plan” has the meaning set forth in Section 4.13(b).

(yyyyyy)      “Permits” has the meaning set forth in Section 4.11.

(zzzzzz)      “Permitted Liens” means as to any Person: (i) statutory Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ and similar statutory Liens arising in the ordinary course of business of such Person consistent with past practice, (iii) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (iv) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially detract from the value of or materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (v) any right of way or easement related to public roads and highways, which do not materially detract from the value of or materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (vii) statutory and contractual Liens to secure obligations to landlords under real property leases; (viii) unrecorded easements, restrictions and similar agreements that do not materially detract from the value of or materially impair the occupancy or use of the affected real property for the purposes for which it is currently used in connection with such Person’s businesses; and (ix) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

(aaaaaaa)     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(bbbbbbb)    “Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information,” “protected health information,” “personal data” or other similar term under applicable Privacy Laws.

(ccccccc)     “Post-Effective Plans” has the meaning set forth in Section 6.13(b).

(ddddddd)    “Potentially Transferrable Asset” means the Parent’s product candidates, trans sodium crocetinate and DFN-529.

(eeeeeee)     “Preferred Stock Conversion” has the meaning set forth in Section 3.1(f).

(fffffff)         “Process”, “Processed”, or “Processing” means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

(ggggggg)    “Products” has the meaning set forth in Section 4.12(c).

(hhhhhhh)    “Proxy Statement” has the meaning set forth in Section 5.8.

(iiiiiii)        “Privacy Agreements” means any contracts, commitments, obligations, or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which any of the Company, the Parent, or any of their respective Subsidiaries, as applicable, has entered or is otherwise bound.

(jjjjjjj)        “Privacy Commitments” means any and all: (i) applicable Privacy Laws, (ii) Privacy Policies, (iii) Privacy Agreements, and (iv) applicable published industry best practice or rules of any applicable self-regulatory organizations in which any of the Company, the Parent, or any of their respective Subsidiaries, as applicable, is or has been a member.

(kkkkkkk)    “Privacy Laws” means any applicable Law concerning the privacy, security, transfer, or Processing of Personal Information, including, as applicable, Laws with respect to data retention, data disposal, data breach notification, consumer protection, requirements for website and mobile application privacy policies, practices and notices, Social Security number protection, data security, and email, text message, or telephone communications.

(lllllll)        “Privacy Policy” means each written statement made by the Company, the Parent, or any of their Subsidiaries, as applicable, related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

(mmmmmmm)    “Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock) to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to some or all holders of Company Common Stock in the Merger, including all shares of Parent Common Stock to be issued in exchange for all other shares of Company Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

(nnnnnnn)    “Regulatory Laws” has the meaning set forth in Section 4.12(a).

(ooooooo)    “Release” has the meaning set forth in Section 4.15(d).

(ppppppp)    “Relevant Service Provider” means any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries.

(qqqqqqq)    “Representative” of a Person means, any director, manager, officer, employee, financial advisor, attorney, accountant or other advisor, agent or other representative of that Person.

(rrrrrrr)        “Requisite Preferred Vote” means the affirmative vote of (A) the holders of a majority of the shares of Series A Preferred Stock, voting as a single class on an as converted basis, and (B) holders of a majority of the shares of Series B Preferred Stock, voting as a single class on an as converted basis.

(sssssss)       “Requisite Stockholder Vote” means, collectively, (A) the affirmative vote of holders of a majority of the shares of Company Common Stock (including the shares Company Preferred Stock voting on an as converted basis) and (B) the Requisite Preferred Vote.

(ttttttt)          “SEC” means the United States Securities and Exchange Commission.

(uuuuuuu)    “Securities Act” means the Securities Act of 1933.

(vvvvvvv)    “Security Incident” has the meaning set forth in Section 5.20(e).

(wwwwwww)    “Series A Preferred Stock” has the meaning set forth in Section 4.2(a).

(xxxxxxx)    “Series A-1 Preferred Stock” has the meaning set forth in Section 4.2(a).

(yyyyyyy)    “Series A-2 Preferred Stock” has the meaning set forth in Section 4.2(a).

(zzzzzzz)      “Series B Preferred Stock” has the meaning set forth in Section 4.2(a).

(aaaaaaaa)    “Stockholder Notice” has the meaning set forth in Section 6.5(b).

(bbbbbbbb)    “Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

(cccccccc)    “Superior Proposal” means any unsolicited bona fide written Parent Acquisition Proposal, that: (i) did not result from a breach of Section 6.3 and (ii) the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), is more favorable to the stockholders of Parent (in their capacity as such) from a financial point of view than the Merger (including any adjustment to the terms and conditions proposed by the Company in writing in response to such Parent Acquisition Proposal in accordance with Section 6.3(d)) and is not subject to any financing condition (and if financing is required, such financing is fully committed to the Third Person); provided, that, for purposes of this definition of “Superior Proposal,” all references to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more” and all references to “less than eighty percent (80%)” shall be deemed to be references to “less than fifty percent (50%).”

(dddddddd)  “Surviving Corporation” has the meaning set forth in Section 2.1.

(eeeeeeee)    “Takeover Laws” has the meaning set forth in Section 4.21(b).

(ffffffff)        “Tax Action” has the meaning set forth in Section 4.16(d).

(gggggggg)  “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(hhhhhhhh)  “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever in the nature of a tax (whether imposed directly or through withholding and including taxes of any Third Person in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

(iiiiiiii)         “Third Person” means any Person (or “group” as defined pursuant to under Section 13(d) of the Exchange Act) other than the Parties and their respective Affiliates and Representatives acting on such Party’s behalf or, directly or indirectly, at such Party’s direction.

(jjjjjjjj)         “Transaction Related Claim” has the meaning set forth in Section 9.7.

(kkkkkkkk)    “Transaction Related Expenses” means as of a specified date, with respect to any Person, the sum of: (i) the cash cost of any change of control payments, retention payments, severance payments, transaction payments or similar payments that are or become due to any current or former employee, officer, director, manager or independent contractor of such Person or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and that are unpaid as of such date (plus the employer portion of all employment, unemployment, payroll and similar Taxes payable thereon), but excluding any such amounts with respect to individuals offered employment as Continuing Employees or who will otherwise be continuing to provide services to Parent or any of its Subsidiaries following the Effective Time, (ii) any fees and expenses incurred by such Person or its Subsidiaries, or for which such Person or its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement and that are unpaid as of such date, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel, accountants or other advisors payable by such Person or its Subsidiaries, (iii) any payments to third parties required under any Contract to which such Person or its Subsidiaries are a party actually triggered by the consummation of the transactions contemplated by this Agreement, or any payment or consideration actually arising under or in relation to any notice to any Third Person or the obtaining of any consents, waivers or approvals of any Third Person under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, (iv) any cash payment required to be made to the holder of any existing warrant or similar agreement pursuant to the “fundamental transaction” or similar provision of such existing warrant or similar agreement that are or become due to such holder in connection with the consummation of the transactions contemplated by this Agreement and that are unpaid as of such date, and (v) the premium, if any, for the Parent D&O Tail Policy incurred pursuant to Section 6.10(d) that is unpaid as of such date, if any.

(llllllll)          “WARN Act” has the meaning set forth in Section 4.14(d).

(mmmmmmmm)    “Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, with the actual knowledge that the taking of such action or failure to take such action would constitute or cause a material breach of this Agreement.

Section 9.4    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such time period. Each reference to any Law, statute, regulation or other governmental rule shall be to such Law, statute, regulation or other governmental rule, respectfully, as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. References to days mean calendar days unless otherwise specified. The Parties agree and acknowledge that for a document to be “made available” to a party hereunder with respect to the representations and warranties in Article IV and Article V means (i) with respect to the Company, that the Company or its Representatives have posted such information or documentation to the “EIP Pharma Clinical and Non-Clinical Due Diligence” and “EIP Pharma Corporate Due Diligence” folders located in the Citrix ShareFile Virtual Data Room and (ii) with respect to Parent, Parent or its Representatives have posted such information or documentation to the “Project Dawn Due Diligence” folder located in the Citrix ShareFile Virtual Data Room, in each case by 11:59 p.m., Eastern Time, on March __, 2023.

Section 9.5    Entire Agreement. This Agreement (including the Exhibits hereto) and the Company Disclosure Letter, the Parent Disclosure Letter, the Confidential Disclosure Agreement), the Company Stockholder Support Agreements, the Parent Stockholder Support Agreements and the Lock-Up Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6    No Third-Party Beneficiaries.

(a)    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.10.

(b)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Governing Law. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or any document, certificate or instrument delivered in connection herewith, or the transactions contemplated by this Agreement, including the negotiation, execution or performance of this Agreement (whether in contract, tort or otherwise) (each, a “Transaction Related Claim”), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Law principles that would require the application of the substantive Laws of another jurisdiction.

Section 9.8    Submission to Jurisdiction. Each Party agrees that it will bring any action or proceeding in respect of any Transaction Related Claim exclusively in Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Court of Chancery declines to accept jurisdiction over such action or proceeding, any federal court within the State of Delaware or the Complex Commercial Litigation Division of the Superior Court of the State of Delaware located in New Castle County (the “Chosen Courts”), and, in connection with claims based upon, arising under or related to this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.2.

Section 9.9    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 9.10    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of Parent and Merger Sub to cause the Company, on the one hand, and the right of the Company to cause Parent and Merger Sub, on the other hand, to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The parties hereto agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of Parent, Merger Sub or the Company would have entered into this Agreement. Each of the Parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and agree not to raise any objections to the availability of the equitable remedy of specific performance and (ii) any requirement under any Law to post a bond, surety or other security as a prerequisite to obtaining equitable relief. If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall be automatically extended for so long as the Party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. For the avoidance of doubt, in no event shall the exercise of the right of any Party to seek specific performance pursuant to this Section 9.10 reduce, restrict or otherwise limit the other Parties’ right to terminate this Agreement pursuant to Section 8.1 and/or the right of any of Parent, Merger Sub or the Company to pursue all applicable remedies at Law.

Section 9.11    Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) EACH PARTY (I) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (II) MAKES THIS WAIVER VOLUNTARILY, AND (III) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 9.15    No Presumption Against Drafting Party. Each of Party acknowledges that each other Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIFFUSIONS PHARMACEUTICALS INC.

By:	/s/ Robert J. Cobuzzi, Jr., Ph.D.
Name: Robert J. Cobuzzi, Jr., Ph.D.
Title: President and Chief Executive Officer

DAWN MERGER SUB INC.

By:	/s/ Robert J. Cobuzzi, Jr., Ph.D.
Name: Robert J. Cobuzzi, Jr., Ph.D.
Title: President

EIP PHARMA, INC.

By:	/s/ John Alam
Name: John Alam
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]